Exhibit 10.13

LIMITED LIABILITY COMPANY AGREEMENT
OF
RICH DAD EDUCATION, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into as July 18, 2006 (the “Effective Date”), between Rich Global, LLC., a(n) Wyoming limited liability company (“Rich Dad”), and Whitney Information Network, Inc.. a Colorado corporation (“WIN”), as Members, and WIN as the initial Manager of Rich Dad Education, LLC, a Wyoming limited liability company (the “Company”).

RECITALS

WHEREAS, WIN is in the business of developing, producing and marketing educational curricula on real estate, business development, and asset protection;

WHEREAS, Rich Dad is in the business of developing, producing and marketing educational curricula on securities and financial investment and asset protection;

WHEREAS, WIN and Rich Dad desire to form the joint venture described in this Agreement for the purpose of conducting the Business (defined below);

NOW, THEREFORE, for good and valuable consideration, the receipt of sufficiency of which his hereby acknowledged, the parties agree as follows:

SECTION 1. DEFINITIONS; THE COMPANY

1.1           Definitions. Capitalized words and phrases used in this Agreement shall have the meanings set forth in Section 11.14 hereof

1.2           Formation. The Members hereby form the Company as a limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement and in the Certificate.

1.3           Name. The name of the Company is Rich Dad Education, LLC. The name of the Company may be changed by the Manager upon the prior written consent of all Members.

1.4           Purposes. The purposes of the Company and the general character of its business are to market and fulfill to current and prospective customers of Rich Dad and WIN and to the general public through new acquisition channels developed by the Company, real estate, business and stock based trainings throughout the United States and Canada using the Rich Dad logo, trademark(s), branding and goodwill associated with such logo and trademarks and to engage in any and all other activities reasonably related or incidental to the foregoing not prohibited by this Agreement, and any other purposes agreed to by the Members in a writing executed by all the Members (collectively, the “Business”). The Members intend that the Business shall be based on a modified version of WIN’s marketing model described in Appendix 1.4, which shall be subject to a Licensing Agreement to be entered into between the Company and WIN, and utilizing WIN’s operations and fulfillment centers with the exception of coaching services which shall be provided by Rich Dad’s coaching provider or such other entity as may be agreed upon by the Members. The Members agree that the scope of the Company’s business purpose shall be to provide education to current and prospective customers of Rich Dad and WIN and to the general public through new acquisition channels developed by the Company and that the Company shall have no authority to offer investments or opportunities to invest (investment opportunities) to its existing or prospective students during the course of its training or otherwise.

The Company shall be a limited liability company only for the purposes specified in this Section 1.4 (the “Core Activities”). The Company shall not engage in any activity or business other than the Core Activities, and no Member or Manager shall have any authority to hold itself out as a general agent of any other Member in any other business or activity.

1.5           Intent. It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a “partnership” for federal and state income tax purposes. The Company is not a “partnership” for purposes of the Wyoming Uniform Partnership Act or a “limited partnership” for purposes of the Wyoming Uniform Limited Partnership Act, and the Members are not partners. It also is the intent of the Members that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the federal Bankruptcy Code. No Member shall take any action inconsistent with the express intent of the parties hereto.

1.6           Office. The principal office of the Company shall be maintained at Whitney Information Network, Inc., 1612 E. Cape Coral Parkway, Cape Coral, Florida 33904, Attn: Thomas McElroy, or at such other location or locations in Lee County, Florida as the Manager may from time to time designate by written notice to all Members.

1.7           Registered Office and Agent for Service of Process. The registered office of the Company in the State of Wyoming is c/o Corporate Direct, 60 East Simpson Ave., Jackson, Wyoming 83001 or such other location as Manager shall select from time to time in compliance with the Act. The name and business address of the Company’s agent for service of process are Corporate Direct, 60 East Simpson Ave., Jackson, Wyoming 83001 (mailing Address P.O. Box 2869, Jackson, Wyoming 83001), or such other qualified person or entity and such other business address as Manager shall select from time to time in compliance with the Act. The Manager shall comply, and the Members hereby agree to timely execute all documents and take all actions as determined by Manager as may be necessary to comply with the requirements of the laws of the States of Wyoming, Arizona, Colorado, and any other applicable jurisdiction, for the formation, registration, continuation, qualification and operation of a limited liability company.

1.8           Term. The term of the Company shall commence on the date the Certificate of Formation (the “Certificate”) is filed with the Wyoming Secretary of State and shall continue until the Company is dissolved in accordance with this Agreement.

1.9          Independent Activities.

1.9.1 General Scope of Independent Activities. Except as otherwise provided below, the Members hereby expressly acknowledge that each Member (either directly or through its Affiliates) is involved in transactions, investments and business ventures and undertakings of every nature, which include, without limitation, activities associated with real estate and stock based training (all such investments and activities being referred to individually as an “Independent Activity” and collectively as “Independent Activities”).

1.9.2 Waiver of Rights with Respect to Independent Activities. Except as provided below, nothing in this Agreement shall be construed to: (i) prohibit any Member or its Affiliates from continuing, acquiring, owning or otherwise participating in any Independent Activity that is not owned or operated by the Company, even if such Independent Activity is or may be in competition with the Company or (ii) require any Member to allow the Company or the other Members to participate in the ownership or profits of any such Independent Activity. To the extent any Member would have any rights or claims against the other Member as a result of the Independent Activities of such Member or its Affiliates, whether arising by statute, common law or in equity, the same are hereby waived with respect to the operation of the Company except as provided below.

1.9.3 Confidential Information. During the course of this Agreement, each Member may come into possession of confidential information and materials of the Company, the other Member and their respective members and Affiliates, which comprises confidential and proprietary information or data which is not readily ascertainable by proper means and which derives economic value, actual or potential, from not being generally known. All information regarding the products or the business of the Company or other Members or their respective members to which a Member may obtain access to under this Agreement shall be deemed to be confidential and proprietary information or data of the Company or other Member as applicable, unless such Member can show such information has become generally known to the public other than as a result of a breach or default of this Agreement. Any such information or materials are “Confidential,” and each Member agrees not to use or disclose such information except in accordance with the terms of this Agreement. Each Member further agrees to maintain Confidential information of the Company and of other Members in confidence and limit disclosure on a need to know basis, to take all reasonable precautions to prevent unauthorized disclosure, and to treat such information at least as much care as it treats its own information of a similar nature, until the information becomes publicly available through no fault of the nondisclosing party. All Members shall keep confidential and not disclose to, discuss with or otherwise make available to any Person any Confidential information of the Company and of other Members, except to any affiliates, shareholders, principals, officers, employees, agents, attorneys, potential investors, advisors, lenders, consultants, suppliers or other persons acting for or on behalf of any Member or the Company (“Representatives”) on a “need-to-know” basis to the extent the assistance of Representatives is required in connection with the purposes of the Company. If disclosure is required by applicable law, rule, or regulation, or is compelled by a court or governmental agency, authority, or body: (i) the parties shall use all legitimate and legal means available to minimize the disclosure to third parties, including without limitation seeking a confidential treatment request or protective order; (ii) the Member compelled to make the disclosure shall inform the Company and the other Member at least ten (10) business days (i.e., not a Saturday, Sunday, or a day on which banks are not open for business in the geographic area in which the non-disclosing party’s principal office is located) in advance of the disclosure; and (iii) the Member compelled to make disclosure shall give the Company or the other Member, as the case may be, a reasonable opportunity to review and comment upon the disclosure, and any request for confidential treatment or a protective order pertaining thereto, prior to making such disclosure. Moreover, no press release or other information release shall be made by the Company or any Member without the prior approval and consent of the Members.

1.9.4 Enforcement. The Company and each Member recognizes that irreparable harm and damage will result to the affected party in the event of any breach by any Member or the Company of any of the covenants contained in this Agreement relating to confidentiality. The Company and each Member agrees to use commercially reasonable efforts to obtain an executed confidentiality agreement from any Representatives in accordance with Section 1.9.3 prior to the disclosure of any Confidential information to such Representatives. The Company and each Member agrees that, in the event of such a breach and in addition to any other legal or equitable remedies to which the affected party may be entitled or which may be available, the affected party will be entitled to an injunction from a court of law to restrain the violation of those covenants by the Company or Member and all other Persons acting for or with such party, to damages or to both an injunction and damages. The Company and each Member further agree that, in the event an affected party brings an action for the enforcement of those covenants, and if the court finds any part of the covenants unreasonable as to time, area, or activity covered, the disclosing party agrees to abide by any finding, judgment or decree of the court as to what is reasonable and the disclosing party agrees that the affect party may enforce this Agreement to the extent of such finding, judgment or decree. The Company and each Member further acknowledges that the provisions of this Section 1.9 shall survive the termination of this Agreement, and shall continue thereafter in full force and effect in accordance with the terms of this Section 1.9.

1.9.5 Acknowledgment of Reasonableness. The Members hereby expressly acknowledge, represent and warrant that they are sophisticated investors, they understand the terms, conditions and waivers set forth in this Section 1.9, and that the provisions of this Section 1.9 are reasonable, taking into account the relative sophistication and bargaining position of the Members.

SECTION 2. MEMBERS; MANAGER; PROFITS INTERESTS; CAPITAL CONTRIBUTIONS; LOANS

2.1           Members and Manager. The name and address of the Manager and each Member are set forth on Exhibit A. In addition to being a Member of the Company, WIN is also the initial Manager of the Company.

2.2           Profits Interests. The Members’ Profits Interests in the Company shall be as set forth on Exhibit A, and are subject to adjustment as provided in this Agreement.

2.3           Initial Capital Contributions. The Members shall make the contributions to the Company set forth opposite their names on Exhibit A within 15 calendar days of the Effective Date.

2.4           Additional Capital Contributions. If, during the term of the Company, funds available to the Company (including any borrowings) are insufficient for the Company to carry out its purposes hereunder, the Manager may send a written request to each Member and each Member shall contribute within 15 days following such written request their pro rata share (based on their then existing profits interest) of the funds needed for the Company to carry out its purposes hereunder Rich Dad’s capital contribution shall be based on the following percentage split: Rich Dad 45%, WIN 55%.

2.5           Limitations Pertaining to Capital Contributions.

2.5.1 Return of Capital. Except as otherwise provided in this Agreement, no Member shall withdraw any Capital Contributions or any money or other property from the Company without the written consent of each other Member. Except as otherwise may be provided for in this Agreement, under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash, unless otherwise specifically agreed to in writing by the Members at the time of such distribution.

2.5.2 No Interest or Salary. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as the Manager or as a Member, except as otherwise expressly provided in this Agreement.

2.5.3 Liability of Members. Except as agreed upon in writings signed by the Members, no Member shall be liable for the debts, liabilities, contracts or any other obligations of the Company. Except as agreed upon in writings signed by the Members, and except as otherwise provided by the Act or by any other applicable state law, the Members shall be liable only to make their Capital Contributions as provided in Sections 2.3 and 2.4 hereof and no Member shall be required to make any other Capital Contributions or to loan any amounts to the Company. No Member shall have any personal liability for the repayment of the Capital Contributions or loans of any other Member, unless agreed upon in writing.

2.5.4 No Third Party Rights. Nothing contained in this Agreement is intended or will be deemed to benefit any creditor of the Company, and no creditor of the Company will be entitled to require the Manager or any Member to solicit or demand Additional Capital Contributions.

2.5.5 Withdrawal. Except as provided in Section 8 hereof, no Member may withdraw from the Company or terminate its interest therein without the prior written consent of each other Member, except a member may withdraw if a License Agreement from such Member to the Company is terminated for any reason. Any Member who withdraws from the Company in breach of this Section 2.5.5:

2.5.5.1               shall be treated as an assignee of a Member’s interest, as provided in the Act;

2.5.5.2               shall have no right to participate in the business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act; and

2.5.5.3 shall, subject to Section 8.5 hereof, continue to share in distributions from the Company, on the same basis as if such Member had not withdrawn, provided that any damages to the Company as a result of such withdrawal shall be offset against amounts that would otherwise be distributed to such Member. The right to share in distributions granted under this Section 2.5.5 shall be in lieu of any right the withdrawn Member may have under the Act to receive a distribution or payment of the fair value of the Member’s interest in the Company.

2.6           Failure to Contribute.

2.6.1 Remedy for Failure to Contribute Capital Contributions. If any Member fails to fund its Initial Capital Contributions or Additional Capital Contributions when due, then the contributing Member shall have the right to either (a) cause an adjustment in the Members’ Profits Interests to the equal of the overall percentage of contributions made by each party over the course of the previous twelve months; or (b) initiate the buy-out provisions set forth in Section 8.8 below.

2.6.2 Treatment of Distributions. Upon a change in the Members’ Profits Interests as described in Section 2.6.1, all future distributions of the Company occurring after such date shall be in accordance with the Members’ adjusted Profits Interests.

2.7           Member Loans. With the consent of the Manager, any Member may make loans (“Member Loans”) to the Company to pay Approved Expenses. Unless otherwise approved in writing by the Manager at the time of a Member Loan, (a) each Member Loan shall bear simple noncompounded) interest at the Prime Rate per annum (provided that any Wyoming laws limiting the rate of interest that may be legally charged with respect to a Member Loan shall be taken into account and, if applicable, the rate of interest charged on the Member Loan shall be reduced to the maximum rate of interest permitted by such laws), and shall be repaid solely from the Company’s Net Cash Flow, prior to any distributions to the Members pursuant to Sections 3.1 or 9 hereof, and (b) all payments on Member Loans shall be applied first to repay interest on all Member Loans, in proportion to the unpaid interest outstanding on all such Member Loans, and then to repay principal on all Member Loans, in proportion to the unpaid principal outstanding on all such Member Loans. No Member shall be required to make a Member Loan, unless that Member has agreed in writing to make such Member Loan and no Member shall have any obligation to repay the Member Loans of any other Member or to make Additional Capital Contributions to the Company to provide it with funds with which to repay Member Loans. Each Member shall have the right to fund its pro rata share, based on the Member’s Profits Interest, of any Member Loan pursuant to this Section 2.7.

2.8                               Contribution of Database and Lead Sources; Generation and Ownership of Leads.

2.8.1        In furtherance of the Business, each Member agrees to use its reasonable best efforts to generate leads (i.e., identify potential new customers not in existing database) for the Company’s marketing purposes and shall share leads with the Company arising from such Member’s internal database or lead source.

2.8.2        Notwithstanding the sharing of leads with the Company, any Member generating such leads shall be deemed to jointly own such leads with the Company. The non-originating Member shall have no ownership claim (joint or otherwise) or right whatsoever to leads generated by the other Member and shall not disclose such leads or use such leads other than on behalf of the Company. Original leads provided by a Member which do not in fact result in a consumer response are not leads generated by the Company, and the Company shall have no ownership or licensing claims with respect to such original leads, and such original leads shall remain the sole property of the Member who contributed them. Notwithstanding the joint ownership of leads by an originating Member and the Company, in no event shall any Member, whether during the existence of the Company or following its dissolution, be restricted in any way whatsoever from continuing to utilize leads and/or databases which were originated by such Member and shared with the Company.

2.8.3        All leads generated by the Company prior to its dissolution shall be deemed to be jointly owned by each Member and, following dissolution, each Member shall have the right to use such lead in any manner whatsoever.

2.8.4        The Company shall maintain records identifying the source (Rich Dad, WIN, or the Company) of all leads, the accuracy of which shall be subject to review from time to time by each Member in their sole discretion.

2.9           Product and Materials.

2.9.1 Promptly following the Effective Date, the Members shall review the WIN Materials for the purpose of determining which Materials shall be used by the Company in the Business. In consideration for the license rights granted by Rich Dad to the Company pursuant to the Rich Dad License Agreement, Rich Dad shall have editorial and educational approval rights pursuant to the terms and conditions set forth in the Rich Dad License

Agreement with respect to the selection of WIN Materials and any other related materials for use by the Company.

2.9.2  Within 15 days of the Effective Date, Rich Dad and the Company shall enter into the Rich Dad License Agreement.

2.9.3  Within 15 days of the Effective Date, WIN and the Company shall enter into the WIN License Agreement.

SECTION 3. DISTRIBUTIONS

3.1           Distributions. Except as provided in Section 9 hereof or as otherwise provided below, and subject to the provisions of Section 2.7 hereof, distributions of Net Cash Flow, if available, shall be made to the Members on a quarterly basis in the following order of priority:

3.1.1        First, to the extent of Net Cash Flow, the Manager shall make periodic cash distributions from Net Cash Flow to each Member. Notwithstanding the above, no distribution shall be made until the Company has accumulated 90 days of working capital, and provided that, unless agreed to in writing by the Members, mandatory distributions shall be from funds accumulated in excess of the 90 days of working capital.

3.1.2        Second, to the Members in proportion to their respective Unreturned Capital Contributions, until each Member’s Unreturned Capital Contribution has been reduced to zero; and

3.1.3       The balance, to the Members in proportion to their Profits Interests.

SECTION 4. TAX ALLOCATIONS

4.1          Allocation of Profits and Loss. (not used)

4.2          Limitation on Allocation of Losses. (not used)

4.3           Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocation or distributions described in clauses (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d), items of Company income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 4.3 is intended to constitute a “qualified income offset” within the meaning of Regulations Section 1.7041(b)(2)(ii)(d)(3).

4.4           Minimum Gain Chargeback. If there is a net decrease in Company Minimum Gain during a Fiscal Year, each Member will be allocated, before any other allocation under this Section 4, items of income and gain for such fiscal year (and if necessary, subsequent years) in proportion to and to the extent of an amount equal to such Member’s share of the net decrease in Company Minimum Gain determined in accordance with Regulations Section 1.7042(g)(2). This Section 4.4 is intended to comply with, and shall be interpreted consistently with, the “minimum gain chargeback” provisions of Regulations Section 1.704-2(f).

4.5           Member Nonrecourse Debt Minimum Gain Chargeback. Notwithstanding any other provision of this Section 4, except Section 4.4 hereof, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year of the Company, each Member who has a share of the Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 4.5 is intended to comply with a minimum gain chargeback requirement of that Section of the Regulations and shall be interpreted consistently therewith.

4.6           Nonrecourse Deductions. (not used)

4.7           Member Nonrecourse Deductions. (not used)

4.8           Special Allocations. Any special allocations of items of gain, income, loss, or deduction pursuant to this Section 4 shall be taken into account in computing subsequent allocations of Profits or Losses or items thereof pursuant to this Section 4 so that the net amount of any items so allocated and the gain, loss and any other item allocated to each Member pursuant to this Agreement shall, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this Section 4 if such special allocations had not occurred.

4.9           Fees To Members Or Affiliates. Notwithstanding the provisions of this Section 4, in the event that any fees, interest, or other amounts paid to any Member or any Affiliate thereof pursuant to this Agreement or any other agreement between the Company and any Member or Affiliate thereof providing for the payment of such amount, and deducted by the Company in reliance on Section 707(a) and/or 707(c) of the Code, are disallowed as deductions to the Company on its federal income tax return and are treated as Company distributions, then:

4.9.1 the Profits or Losses, as the case may be, for the fiscal year in which such fees, interest, or other amounts were paid shall be increased or decreased, as the case may be, by the amount of such fees, interest, or other amounts that are treated as Company distributions; and

4.9.2 there shall be allocated to the Member to which (or to whose Affiliate) such fees, interest, or other amounts were paid, prior to the allocations pursuant to Section 4.1 hereof, an amount of items of gross income or expense for the fiscal year equal to the amount of such fees, interest, or other amounts that are treated as Company distributions.

4.10         Code Section 704(c). In accordance with Code Section 704(c) and the

Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members by the Manager so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value as agreed to by the Manager and the contributing Member using any method approved of under the Code, Regulations, or any other IRS issuance.

SECTION 5. MANAGEMENT

5.1                     Management of Company.

5.1.1 General. Except as specifically provided in Sections 5.4, 5.5 and 5.11 hereof, the right to manage, control and conduct the business and affairs of the Company shall be vested solely in the Manager. Subject to the provisions of Sections 2.9, 5.4, 5.5 and 5.11, the Manager shall be responsible for conducting the daily business affairs of the Company, for making the day-to-day operating decisions in carrying out the purposes, objectives and policies established by this Agreement and the Members, and for implementing all Approved Business Plans and Approved Budgets adopted pursuant to the terms of this Agreement. The Manager shall devote such time to the Company and its business as is appropriate to carry out the Manager’s responsibilities hereunder, but shall not be obligated to devote its full time efforts to the Company. Subject to the terms of the Approved Business Plans and Approved Budgets, the Manager (exercising such skill and care as a prudent person with experience in the Business would exercise in dealing with its own property), shall have the rights and the duties to exert commercially reasonable efforts in a prompt, courteous and businesslike manner to do, accomplish and complete, in accordance with this Agreement, all of the following:

5.1.1.1 Borrow money in the name of the Company on terms and conditions set forth in the Approved Business Plan then in effect or otherwise as approved by all the Members;

5.1.1.2 Implement, using the Manager’s commercially reasonable efforts and subject to 5.5, the Approved Business Plan, and in connection therewith, undertake each and every act on behalf of the Company as deemed necessary by the Manager to implement the purposes of the Company, pursuant to authority delegated to the Manager pursuant to this Section 5.1;

5.1.1.3 Engage and supervise, at the Manager’s expenses, such officers, assistants, employees, sales personnel, contractors, accountants, attorneys, operations staff, and other persons necessary or appropriate to carry out the business of the Company and to maintain the books of account and other records and to produce the reports required by the terms of this Agreement;

5.1.1.4 Monitor the Company’s activities and use commercially reasonable efforts to ensure that the Company maintains adequate insurance with respect to its operations and assets and not (i) commit or permit others to commit any waste on or of such assets, or (ii) make any change in the use of the assets that will in any way increase the risk of fire or other hazard arising out of the use or operation of such assets;

5.1.1.5 Pay, at the expense of the Company and to the extent funds of the Company are available, all bills and expenses of the Company in accordance with the Approved Budgets;

5.1.1.6  Cause all books of account and other records of the Company to be kept in accordance with the terms of this Agreement;

5.1.1.7  Prepare and deliver to each Member all reports required by the terms of this Agreement and as requested from time to time by the Company or any Member;

5.1.1.8 Maintain all funds of the Company in a Company account in a bank or banks located in Lee County, Florida or any other location as agreed upon by the Members, and be the signatory to such accounts;

5.1.1.9  Make distributions periodically to the Members in accordance with the provisions of this Agreement;

5.1.1.10 Undertake such actions as are necessary or desirable in order that the Company promptly complies with all material present and future laws, ordinances, orders, rules, regulations and requirements of all governmental authorities having jurisdiction which may be applicable to the Company, its assets, and the operations and management of the Company; and

5.1.1.11 Provide such other administrative and operational assistance as required from time to time by the Company with respect to the following departmental activities of the Company: legal, accounting and finance, booking, confirmations, education. facilities maintenance, human resources, information technologies, marketing, operations, sales and shipping;

5.1.1.12 Supervision and direction of the general operations of the departments listed in Section 5.1.1.11 and operate such departments efficiently and with proper economy;

5.1.1.13  Develop internal policies necessary for maximizing the Company’s net income;

5.1.1.15  Take such activities as are reasonably necessary to stimulate and facilitate the general business of the Company; and

5.1.1.16 Perform all other duties otherwise described in this Agreement to he carried out by the Manager and take all actions reasonably deemed necessary to carry out any of the above rights and duties.

5.1.2 Designation of Manager. WIN is the initial Manager of the Company. Any Person then serving as Manager (whether WIN or a successor Manager) may be removed for “cause,” which shall mean and be limited to a default by the Manager under this Agreement or engaging in acts constituting fraud, gross negligence or willful misconduct, unless in the case of a default, the Manager cures such default within 30 days after receipt of notice of default (a “Notice of Default”) from any Member specifying in reasonable detail the facts and circumstances of such default, or (ii) in the case of a default, the Manager in good faith commences to cure the default within 30 days following the Manager’s receipt of the

Notice of Default and thereafter prosecutes to completion with diligence and continuity the curing thereof and cures such default within a reasonable period of time. With respect to matters involving fraud, gross negligence or willful misconduct, the Manager shall have no cure period. If the Manager disputes that “cause” exists under the preceding sentences, it shall promptly so advise the Members in writing and the determination of whether “cause” exists shall be made through the procedure described in Section 5.7. During the pendency of the dispute resolution process, the 30-day cure period shall be shall be tolled pending the outcome thereof, and if “cause” is determined to exist, such cure period shall commence upon the date of such determination. Upon the removal of a Manager, a replacement Manager may be designated only upon the unanimous written approval of the Members. At any time during the term of the Company when there is no Manager, management of the Company shall revert to the Members. Nothing in this Section 5.1.2 shall be construed to affect the rights and remedies of the other Members under Section 2.6 if the Manager fails to make Additional Capital Contributions as and when required under this Agreement.

5.1.3 Signature Power of Manager. The Manager, acting alone and without the joinder of any other Member, shall have the power to execute and deliver documents and instruments of every type and nature on behalf of the Company, which shall be binding on the Company. Any Person dealing with the Company may rely, without further inquiry, upon the identity of the Manager set forth in the Company’s Certificate at the time action is taken by or on behalf of the Company by the Manager, and may rely on a certificate signed by the Manager as to the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the Manager or which are in any other manner germane to the affairs of the Company.

5.1.4 Delegation of Authority to Officers. Subject to the approval of the Members, the Manager may designate one or more Persons, including its Affiliates, as officers of the Company. The officers shall have the authority to act for and bind the Company, to the extent of the authority granted to them by the Members. The officers of the Company may include a chairman, chief executive officer, president, vice presidents, a secretary and such other officers as the Manager deems appropriate in the exercise of its discretion. The officers of the Company will not be entitled to compensation for their services except in accordance with an Approved Budget.

5.1.5 Insurance. The Manager shall purchase and maintain or cause to be purchased and maintained for and at the expense of the Company policies of insurance for the Company’s operations, for protection of the Company’s assets, as may be reasonably required to comply with third party requirements, and as the Members’ agree in the Approved Business Plan. The liability of the Manager shall be limited, and the Manager shall be indemnified for its acts, to the extent provided in Section 5.8 hereof. At the request of the Manager, the Company shall procure at the Company’s sole expense (as an Approved Expense) errors and omissions insurance coverage for the Manager and insurance to fund the indemnification described in Section 5.8 hereof, with policy limits and for risks reasonably acceptable to the Manager.

5.2 Submission and Approval of Business Plan. Within 15 days following the Effective Date, the Manager shall prepare and submit to the Members for review and approval in accordance with Section 5.4 hereof an overall proposed plan (the “Business Plan”) for the development and operation of the Business. The Manager may from time to time submit revisions or modifications to the Business Plan to the Members for approval in the same manner; provided that the Manager shall submit annually an updated Business Plan containing such revisions and modifications as may be needed for approval by the Members not later than November 1 of the year preceding the year covered by the proposed Business Plan, and the Members shall approve the updated Business Plan by December 1 of each year in accordance with the provisions of Section 5.4. The Business Plan, including modifications thereto, approved by the Members shall be termed the “Approved Business Plan.”

5.3 Budgets. In furtherance of the Business Plan, the Manager shall have prepared and attached hereto as Exhibit B (the “Initial Operating Budget”) an operating budget for the remainder of 2006, which shall have been approved by the Members. From time to time during the development and operation of the Business, the Manager shall prepare and present for the approval of the Members in accordance with Section 5.4 a separate annual budget for the Business (each, a “Budget”). The Manager shall update all outstanding Budgets, including the annual operating budget, and present such Budgets for approval by the Members not later than November 1 of the year preceding the year covered by the proposed Budget, and the Members shall approve the updated Budgets, including the annual operating budget by December 1 of each year in accordance with the provisions of Section 5.4. Budgets shall include a reasonable contingency reserve for unanticipated costs associated with the matters covered thereby. The Manager may from time to time submit revisions or modifications to Budgets to the Members for approval; provided that no revisions or modifications shall be implemented unless approved in accordance with Section 5.4 hereof. The Initial Operating Budget and each other Budget, including any revisions thereto, which is approved separately or as part of a Business Plan in accordance with Section 5.4 hereof, shall be termed an “Approved Budget.” Specific expenditures to develop and operate the Business may be made only pursuant to an Approved Budget; provided that the Manager shall have discretion to use contingency reserves included in any Approved Budget in any reasonable manner and shall be permitted to make reasonable adjustments between line items reflected on an Approved Budget if the expenses intended to be paid pursuant to the line item from which funds are transferred are in fact incurred and paid (at a total cost less than budgeted) and the items on which the transferred funds are expended were included among the items set forth in the Approved Budget (and were incurred at a cost greater than budgeted). Notwithstanding the foregoing, any increase in excess of ten percent (10%) in any individual line item in an Approved Budget that also exceeds $100,000 shall require the approval of the Members. All expense items identified in the Company’s Approved Budget from time to time shall constitute “Approved Expenses” of the Company. Until a Budget is otherwise modified as provided in this Agreement, each Budget shall remain in effect subject to modifications required by an increases in Non-Discretionary Expenditures in order to avoid a material adverse change to the financial condition or assets of the Company. Non-Discretionary Expenditures shall be deemed Approved Expenses until one Member or the other disapproves of such expenditures. The Manager shall inform the Members within a reasonable time of any incurrence of a Non-discretionary Expenditure.

5.4 Mechanism for Obtaining Consents. The Manager may propose approval of a Business Plan, Budgets and amendments thereto and other matters required to be approved by the Members pursuant to this Agreement (except for those matters indicated in Section 5.5) by giving notice thereof to each Member. Where the Manager is required to obtain Member consent pursuant to Section 5.5, the procedure set forth in 5.5.29 shall apply and not this Section 5.4. The Members shall cooperate in good faith to reach mutual agreement on all matters submitted for the approval of the Members within 30 days of their submission to the Members. All matters submitted for approval by the Members shall require the affirmative approval of all the Members.

5.5  Major Decisions. Notwithstanding any provision of this Agreement to the contrary, the following matters shall require the consent of all Members, which may be withheld in the sole and absolute discretion of each Member.

5.5.1                        Any amendment to this Agreement;

5.5.2                        Requesting for approval all or any part of a Business Plan in a manner that is inconsistent with this Agreement;

5.5.3                        An act which is outside the scope of the Company’s Core Activities;

5.5.4                        The dissolution of the Company pursuant to Section 9.1.3 hereof,

5.5.5                        Admission of any new Member to the Company;

5.5.6                        Filing a voluntary petition on behalf of the Company seeking protection under the United States Bankruptcy Code or debtor relief or insolvency laws of any jurisdiction;

5.5.7                        Acquiring by lease, purchase assets exceeding $5,000 other than those described in the Business Plan or in this or other Agreements as may be entered into by the Members from time to time;

5.5.8                        Any call for Additional Capital Contributions in excess of an Approved Budget unless they are: (i) any Non-Discretionary Expenditures, (ii) any expense paid in an Emergency Situation, (iii) any other Approved Expenses, and (iv) the permitted variances to an Approved Budget as described in Section 5.3 hereof or as otherwise permitted herein;

5.5.9                        Except as set forth in Section 5.9, entering into any contracts between the Company and any Member, Manager or Affiliate.

5.5.10                      Selling, conveying, exchanging, leasing, pledging, hypothecating, encumbering or otherwise transferring all or any portion of the assets of the Company;

5.5.11                      Except for Member Loans permitted by Section 2.7 and

5.1.1, borrowing or incurring any indebtedness on behalf of the Company, making or delivering on behalf of the Company any indemnity bond or surety bond, lending funds belonging to the Company to any Member or its Affiliate or to any third party, or extending credit on behalf of the Company to any person, or obligating the Company or another Member as a surety, guarantor, or accommodation party to any obligation, or granting any lien or encumbrance on the assets of the Company, including, without limitation, any modification of any of the foregoing, unless in accordance with the Member Loans permitted by Section 2.7 hereof;

5.5.12                      The Manager delegating any of its duties set forth herein other than to its directors, officers, employees and any contractors, agents or consultants engaged by the Company in accordance with the Approved Business Plan;

5.5.13                      Possessing, assigning, or using funds or other property of the Company for other than a Company purpose;

5.5.14                      Making, executing or delivering on behalf of the Company an assignment for the benefit of creditors; causing the Company, a Member’s Company interest or any part thereof or interest therein to be subject to the authority of any trustee, custodian or receiver or to be subject to any proceedings for bankruptcy, insolvency. reorganization, arrangement, readjustment of debt, relief of debtors, dissolution or liquidation or similar proceedings;

5.5.15                      Partitioning all or any portion of the assets of the Company, or filing any complaint or institute any proceeding at law or in equity seeking such partition;

5.5.16                      Confessing a judgment against the Company; settling or adjusting any claims against the Company; or commencing, negotiating and settling any legal actions or proceedings brought by the Company against unaffiliated third parties in excess of $100,000;

5.5.17                      The recapitalization, equity splitting or any similar transaction of or with respect to the Company, or the issuance of any equity interest, debentures or other securities of or in the Company or the issuance of any options, warrants or rights to purchase or acquire or effectuate any of the foregoing;

5.5.18                      Doing any act that would make it impossible to carry on the Business;

5.5.19                      Entering into any contracts between the Company and any Member, Manager or Affiliate, except as provided in the Approved Business Plan or Section 5.9 hereof;

5.5.20                      Executing any bond in the Company’s name, except in the ordinary course of business;

5.5.21                      Making loans on behalf of the Company or causing the Company to guarantee the obligations of others;

5.5.22                      Pledging or encumbering any Company asset as security for an obligation of a Member or any Affiliate of a Member;

5.5.23                      Commingling any Company funds or capital with the funds of any other person;

5.5.24                      Accepting voluntary Capital Contributions from any Member without first offering each Member the opportunity to make a pro-rata share of any such voluntary Capital Contributions, based on that Member’s Profits Interest in the Company;

5.5.25                      Entering into one or more partnerships, joint ventures, limited liability companies or other business associations between the Company and other Persons, except as described in an Approved Business Plan;

5.5.26                      Except as provided in this Agreement, dissolving, terminating or liquidating the Company prior to the occurrence of an event described in Section 9.1,

5.5.27                      Taking any action inconsistent with the Approved Business Plan;

5.5.28                      Engaging or changing the Company’s independent accountants; or

5.5.29                      Taking any other action with this Agreement specifically requires to be agreed upon by all members under the Act (unless this Agreement supersedes such rights)

The Manager shall seek the consent required by this Section 5.5 by delivering reasonably detailed written notice of the matter(s) requiring such consent to each Member in any manner reasonably designed to reach the Member, including via electronic mail, or in the matter set forth in Section 11. 1. Each Member shall have 15 days from the receipt of such notice to advise the Manager of its decision(s) regarding such matter(s). A Member’s failure to respond to such consent request within such 15 day period shall be deemed to be an affirmative vote with respect to the matter(s) subject to such consent request.

5.6                         In providing the services hereunder, the Manager shall not at any time do or cause to be done any act or thing or make or cause to be any omission that would:

(a) tend to impair or damage the goodwill associated with any trademarks or service marks used by the Company, whether such marks are owned by the Company or used under license from a third party;

(b) contest or in any way impair or tend to impair any part of the licensor’s right, title and interest in trademarks or service marks used by the Company under license from a third party; or

(c) violate or infringe any right of privacy or publicity, copyright, or trademark or constitute defamatory, obscene, or unlawful matter, or otherwise violate or infringe any personal or propriety rights of any person, firm or corporation; or

(d)            violate or breach any license agreement to the Company from a Member.

5.7                         Dispute Resolution.

5.7.1 Initial Dispute Resolution. It is the Parties’ desire that any disputes that might arise between them be amicably settled, without resort to litigation, and the Parties will attempt to settle any such disputes through consultation and negotiation in good faith and in a spirit of mutual cooperation. All disputes or disagreements arising between the Parties, out of or relating to this Agreement, that cannot be resolved by the involved employees of the Parties, shall be brought before a conciliation committee, consisting of one management executive from each Party. The executives shall be of at least vice presidential level, and with the authority to bind the Parties. The conciliation committee shall, within fifteen (15) days after a written request from either Party, meet in person (or telephonically, if agreeable to both Parties) and attempt to work out a settlement. Such meeting shall be held at the facility of the nonrequesting Party, or such other location as mutually agreed upon by the Parties

5.7.2 Litigation. If, after complying with the requirements of 5.7.1, no resolution is reached; either Party may initiate litigation proceedings. The parties agree that any claims arising from or in connection with the subject matter of this Agreement must be brought in (i) the state or federal courts in and for Lee, Palm Beach or Broward Counties, Florida, if an action is commenced by Rich Dad or (ii) the state of federal courts in Arizona if an action is commenced by WIN. The parties further waive the right and hereby agree not to assert by way of motion, as a defense or otherwise in any action, suit or other legal proceeding brought in any such court, any claim that it, he or she is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper. Each party irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the rules of the state and federal courts serving the respective lawsuit. The prevailing party shall be entitled to reasonable attorneys’ fees and costs.

5.8           Limitations on Liability; Indemnity. No Member (including the Manager) or its Affiliates or their members, officers, directors, partners, stockholders, employees, contractors, advisors or consultant (each an “Indemnitee”) shall be liable to the Company or the other Members for actions taken in good faith by the Indemnitee in connection with the Company or its business. The Company, its receiver or trustee shall indemnify, defend and hold harmless each Indemnitee, to the extent of the Company’s assets (without any obligation of any Member to make contributions to the Company to fulfill such indemnity), from and against any liability, damage, cost, expense, loss, claim or judgment incurred by the Indemnitee arising out of any claim based upon acts performed or omitted to be performed by the Indemnitee in connection with the business of the Company, including without limitation attorneys’ fees and costs incurred by the Indemnitee in the settlement or defense of such claim; provided that no Indemnitee shall be indemnified for claims based upon acts performed or omitted in an intentional breach of this Agreement or which constitute fraud, willful misconduct or gross negligence. Notwithstanding anything in this Section 5.8 to the contrary, the Manager shall not be entitled to indemnification with respect to the matters set forth in Section 5.6.

5.9                      Compensation.

5.9.1 Fees. In consideration for the services to be performed by the Manager under this Agreement, the Company shall pay the Manager a monthly fee equal to *** of the Company’s Net Seminar Revenues. Any adjustments in the fee shall be subject to the unaminous written consent of the Members.

As used herein the term “Net Seminar Revenues” shall mean monies actually received by the Company less:

(a)           a reasonable reserve for returns and refunds (ten percent or such other percentage as agreed upon by the parties) adjusted to actual returns on a quarterly basis;

(b)           royalty payments to the parties or third parties;

(c)           applicable taxes; and

(d)           merchant fees.

5.9.2 Reimbursement of Expenses of the Manager. The Manager shall be entitled to reimbursement from the Company for all reasonable out of pocket costs and expenses paid to third parties in connection with the performance of its duties hereunder, including all actual and necessary direct expenses incurred by the Manager for legal, accounting, auditing and similar services (whether rendered by Affiliates of the Manager or otherwise). For purposes of clarification, such expenses shall not include any payments made to affiliates of WIN, the salaries of any employee of WIN or Affiliates of WIN (other than reasonable direct compensation to seminar leaders) or any overhead expenses of WIN or Affiliates of WIN, which amounts shall be paid by the Manager outside of the fees pursuant to Section 5.9.1. The total amount reimbursable to the Manager for any period shall be set forth in the Company’s Approved Budget for such period, and shall be identified as a separate line item in such Approved Budget (i.e., the Approved Budget shall include a line item stating “amounts reimbursable to Manager”). No specific allocation of reimbursements to the Manager will be included in the Approved Budget (i.e., the line item will be an aggregate number for all reimbursements), but amounts actually paid or reimbursed to the Manager or its Affiliates pursuant to this Section 5.9.1 will be reported to the Members in accordance with Section 6.3 The Members shall have the right to object to the amount of reimbursements paid or payable to the Manager or its Affiliates (in connection with the adoption of the Approved Budget or revisions or modifications thereto and following delivery of the reports required under Section 6.3, regardless of whether a Budget may be an Approved Budget), on the basis that the amounts paid or payable to the Manager failed to satisfy the requirements of this Section 5.92, but the Members shall have no right to object to the Manager’s right to receive reimbursements which actually satisfy the requirements of this Section 5.9.2.

5.9.3 Limitation. Except as set forth in this Section 5.9, the Manager and the Members shall not receive any reimbursements, fees or other compensation unless unanimously agreed from time to time by the Members. Approval of the budget, however,

[***] Confidential treatment requested. Omitted portions have been filed separately with the Securities and Exchange Commission.

constitutes default approval of any of the aforementioned, if applicable.

5.10                       Emergency Situations. Notwithstanding anything herein to the contrary, if the Manager, in its commercially reasonable business judgment, concludes that emergency repairs, replacements or other actions (including by way of example and limitation, the signing of documents) are immediately necessary for the preservation or safety of persons or any portion of the Business (individually or collectively, an “Emergency Situation”) and the Manager after using reasonably diligent efforts is unable to consult with the Members prior to taking any action, then the Manager may take said action without the prior approval of the Members. If the Manager takes such action by reason of an Emergency Situation, the Manager shall notify the Members in writing as quickly as possible after taking the action, the reasons therefor and the cost thereof.

SECTION 6. BOOKS, RECORDS, REPORTS AND ACCOUNTING

6.1 Records. The Manager shall keep or cause to be kept at the specified office of the Company the following: (a) a current list of the full name and last known business, residence or mailing address of each Member, (b) a copy of the initial Certificate and all amendments thereto, (c) copies of all written operating agreements, including this Agreement, and all amendments to the operating agreements, including any prior written operating agreements, no longer in effect, (d) copies of any written and signed promises by Members to make Additional Capital Contributions or Member Loans to the Company, (e) copies of the Company’s federal, state and local income tax returns and reports, (f) copies of all prepared financial statements of the Company, and (g) minutes of every meeting of the Members as well as any written consents of Members or actions taken by Members without a meeting. Any such records maintained by the Company may be kept on or be in the form of any information storage device, or kept off site pursuant to arrangements with a suitable outside vendor specializing in data and document storage, provided that the records so kept can be obtained or are convertible into legible written form within a reasonable period of time. Any Member or its designated representative shall have the right, at any reasonable time, to have access to and inspect and copy the contents of such books or records, which, upon request, shall be made available to such Member at the Company’s specified office in Lee County, Florida.

6.2 Fiscal Year and Accounting. The fiscal year of the Company shall be the calendar year. All amounts computed for the purposes of this Agreement and all applicable questions concerning the rights of Members shall be determined using the cash method of accounting. All decisions as to other accounting matters, except as specifically provided to the contrary herein, shall be made by the Manager.

6.3 Annual Reports. As soon as practicable, but in no event later than four months after the close of each fiscal year, the Manager shall make available to the Members as of the last day of that fiscal year reports containing unaudited financial statements on an accrual basis (as determined by the Manager) of the Company for the fiscal year, presented in accordance with generally accepted accounting principles, including a balance sheet, a statement of income, a statement of Members’ investment and a statement of cash flows.

6.4 Interim Reports. The Manager shall provide the Members with interim written reports on a cash basis in such detail as the Members may reasonably require setting out the progress and status of the business of the Company. In addition, as soon as practicable, but in no event later than 45 days after the close of each calendar quarter, the Manager shall use its best efforts to furnish to the Members as of the last day of that calendar quarter reports containing unaudited financial statements of the Company for that calendar quarter, including a balance sheet and statements of income and cash flows. The Manager also shall provide monthly statements to the Members comparing actual Company expenses with those projected on the then current Approved Budget.

6.5 Preparation of Tax Returns. The Manager shall arrange for the preparation and timely filing of all returns of Company income, gains, deductions, losses and other items necessary for federal and state income tax purposes and shall cause to be furnished to the Members the tax information reasonably required for federal and state income tax reporting purposes. The classification, realization and recognition of income, gain, losses and deductions and other items, for federal income tax purposes, shall be on that method of accounting as the Manager shall determine in its reasonable discretion with the advice of the Members and the Company’s independent accountants.

6.6 Tax Elections. The Manager may in its reasonable discretion determine, with the advice of the Company’s independent accountants and in the best interests of all Members, whether to make any available elections pursuant to the Code.

6.7 Tax Controversies. Subject to the provisions hereof, the Manager is designated the “Tax Matters Partner” pursuant to the Code and is authorized and required to represent the Company in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Members agree to cooperate with the Manager and to do or refrain from doing any or all things reasonably required by the Manager to conduct those proceedings. The Manager agrees to promptly notify the Members upon the receipt of any correspondence from any federal, state or local tax authorities relating to any examination of the Company’s affairs. The Manager shall be prohibited from entering into any settlement or arrangement in excess of $5,000 on behalf of the Company with respect to any federal, state or local tax authorities without the express written approval of the Members.

SECTION 7. AMENDMENTS

7.1   Amendments. This Agreement may not be amended, except by a written instrument signed by the Manager and all Members.

SECTION 8. TRANSFER OF COMPANY INTERESTS; NEW MEMBERS

8.1 General. Except as otherwise set forth herein, no Member shall sell, assign, pledge, hypothecate, encumber or otherwise voluntarily transfer by any means whatever (“Transfer”) all or any portion of its interest in the Company (or permit any Person directly or indirectly holding any interest in such Member directly or indirectly to Transfer any part of such interest), except for Transfers (a) approved in writing by all Members, or (b) permitted as described in Sections 8.2, 8.7 and 8.8 hereof. A transferee of a Member’s interest in the Company will be admitted as a Substituted Member only pursuant to Section 8.4 hereof, Any purported Transfer which does not comply with the provisions of this Section 8 shall be void and of no force or effect.

8.2 Permitted Transfers. A Member may transfer or assign its Company interest to a Controlled Affiliate upon the consent of the other Member, which consent shall not be unreasonably be withheld, conditioned or delayed. Notwithstanding any language to the contrary herein, any changes in ownership of Member shall not affect such Member’s status as “Member” for all purposes of this Agreement. Further, a transferee of a Company interest permitted under this Section 8.2 shall automatically be a Substituted Member after such transfer or transfers if such transferee assumes all the obligations of the transferor under this Agreement and the transferor acknowledges that it is not relieved of its financial obligations hereunder until 6 months after the date of the transfer.

8.3 Assignee of Member’s Interest. If, pursuant to a Transfer of an interest in the Company by operation of law and without violation of Section 8.1 hereof (or pursuant to a Transfer that the Company is required to recognize notwithstanding any contrary provisions of this Agreement), a Person acquires an interest in the Company, but is not admitted as a Substituted Member pursuant to Sections 8.4 or 8.5.9 hereof, then, subject to Section 8.5 hereof, such Person:

8.3.1        shall be treated as an assignee of a Member’s interest, as provided in the Act;

8.3.2        shall have no right to participate in the business and affairs of the Company or to exercise any rights of a Member under this Agreement or the Act; and

8.3.3        shall share in distributions from the Company with respect to the transferred interest, on the same basis as the transferring Member.

8.4           Substituted Members. Except as specifically provided in Sections 8.2 and 8.5.9 or elsewhere in this Agreement, no Person taking or acquiring, by whatever means, the interest of any Member in the Company shall be admitted as a substituted Member in the Company (a “Substituted Member”) without the written consent of all Members, which consent may be withheld or granted in the sole and absolute discretion of each Member.

8.5           Option to Purchase.

8.5.1 General. Upon any Transfer of an interest in the Company in violation of this Section 8 or upon a Transfer of any interest in a Member that is prohibited by this Agreement (a “Triggering Event”), the Members to whom a Triggering Event has not occurred (the “Option Members”) shall have the right, but not the obligation, to purchase the entire interest in the Company (the “Option Interest’) of the Member to whom the Triggering Event occurred (the “Selling Member”), on the terms and conditions set forth in this Section 8.5.

8.5.2 Election. Any Option Member may invoke the valuation procedure of Section 8.5.3 by giving written notice (the “Valuation Notice”) to the Selling Member (or, if applicable, its representatives, successors, or assigns) and to each other Option Member at any time within six months following the Option Member’s actual knowledge of the Triggering Event.

8.5.3 Valuation Procedure. For a period of 60 days following the Valuation Notice, the Option Members and the Selling Member (or, if applicable, the representatives, successors or assigns of the Selling Member) shall negotiate in good faith to determine the fair market value of all of the Company’s assets, taken as a whole, exclusive of any goodwill or other intangible asset that does not have a book value for accounting purposes (the “Assets”). If the parties are unable to agree on the fair market value of the Assets within the prescribed 60-day period, the parties shall, within 15 days following the end of such 60-day period, unanimously select an appraiser or appraisers to determine the fair market value of the Assets. If the parties are unable to agree on an appraiser or appraisers within the foregoing 15day period, then at the election of any party, the selection of an appraiser or appraisers shall be made as follows: (a) each party shall select an appraiser, and (b) the appraisers selected by the parties shall in turn appoint another appraiser to perform the appraisal. Following his or their selection, the appraiser(s) shall determine as soon as practicable the fair market value of the Assets assuming, for purposes of determining such value, that the Assets are liquidated in an orderly manner over a period of six months. The parties’ agreement as to value, or if applicable, the appraiser’s (appraisers’) determination of value shall be binding on all parties for purposes of this Agreement. The date of the parties’ agreement on the value of the Assets, or, if applicable, the date of the final appraisal report(s), is referred to hereinafter as the “Valuation Date.” All appraisal costs shall be borne by the Selling Member.

8.5.4 Purchase Price. The purchase price of the Option Interest shall equal 75% of the amount the Selling Member would receive pursuant to Section 9.2.3 if the Assets were sold for cash at their fair market value (determined in accordance with Section 8.5.3), the Company immediately dissolved, and its assets were applied and distributed in liquidation pursuant to Section 9.2 hereof. For the avoidance of all doubt, no discount for marketability, minority interest or any other discount shall apply to the Selling Member’s interest.

8.5.5 Exercise of Right. Within 60 days following the Valuation Date, each Option Member shall give written notice to the other Members stating whether such Option Member desires to purchase the Option Interest. Each Option Member who gives a timely notice stating its intent to purchase the Option Interest is referred to hereinafter as a “Purchasing Member.” If there is more than one Purchasing Member, the Purchasing Members shall be entitled to purchase the Option Interest in proportion to their Profits Interests, or in such other proportions as they may agree (with such proportions being referred to hereinafter as the “Purchase Percentages”). Each Purchasing Member shall thereafter be entitled to purchase its proportionate share of the Option Interest (determined as provided in the immediately preceding sentence) by delivering to the Selling Member (or, if applicable, to the representatives, successors or assigns of the Selling Member) the Purchasing Member’s negotiable promissory note (the “Note”) in a principal amount equal to the purchase price determined under Section 8.5.4 multiplied by the Purchasing Member’s Purchase Percentage, payable in equal annual installments of principal together with annual payments of interest at the Prime Rate, over a period not to exceed five years, with the first installment due and payable one year from the date of sale. The Note shall be secured by a collateral assignment of the portion of the Option Interest acquired by the Purchasing Member, in a commercially reasonable form determined by the Purchasing Member.

8.5.6 Deliveries by Selling Member. Upon receipt of a Purchasing Member’s

Note, the Selling Member (or, if applicable, its representatives, successors or assigns) shall deliver to the Purchasing Member an executed assignment of the portion of the Option Interest to be acquired by the Purchasing Member, sufficient to convey such interest to the Purchasing Member free and clear of any liens, claims or encumbrances, except those taken subject to by the Purchasing Member, as provided in Section 8.5.8 below.

8.5.7 Assumption and Release. In connection with the purchase of any portion of the Option Interest hereunder, the Purchasing Member shall release the Selling Member from and assume, as appropriate, such Company-related obligations and guarantees as shall relate to the transferred portion of the Option Interest and agree to indemnify and hold harmless the Selling Member with respect to all such obligations and guarantees.

8.5.8 Closing Adjustments. If the Option Interest is subject to any lien, claim or encumbrance, a Purchasing Member may elect (a) to cause the purchase price (or a portion thereof) to be applied to discharge such lien, claim or encumbrance, or (b) to take the relevant portion of the Option Interest subject to such lien, claim or encumbrance and to reduce the purchase price otherwise payable by the Purchasing Member to the Selling Member by the amount of such lien, claim or encumbrance.

8.5.9 Use of Nominee. At the election of a Purchasing Member, the purchase of all or part of the Option Interest pursuant to this Section 8.5 may be completed by a nominee of the Purchasing Member, in which case, the obligations of the Purchasing Member under this Section 8.5 shall be performed by the nominee rather than the Purchasing Member. If a nominee completes the purchase of the Option Interest, the nominee shall be admitted as a Substituted Member in the Company upon the execution and delivery by such nominee to the remaining Members of an instrument in a form approved by the remaining Members in their reasonable discretion, whereby such nominee agrees to be bound by the terms and conditions of this Agreement from and after the date the nominee acquires the Option Interest.

8.6           Distributions in Respect of Transferred Interests. If any interest in the Company is transferred during any accounting period in compliance with the provisions of this Section 8, all distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee.

8.7           Right of First Refusal. In the event any Member proposes to sell all or any portion of its interest in the Company (at “Transferring Member”) to a third party, such Transferring Member shall deliver a written notice (the “Transfer Notice”) to the Company and to the other Member (the “ROFO Offeree”). The Transfer Notice shall specify the interest in the Company the Transferring Member proposes to sell (the “Transfer Securities”) and shall describe the material terms of the third party offer (the “Third Party Offer”). If, following delivery of the Transfer Notice, the ROFO Offeree is interested in purchasing all of the Transfer Securities, the ROFO Offeree shall, within twenty (20) days thereafter, deliver a written notice to the Transferring Member expressing the ROFO Offeree’s interest in acquiring the Transfer Securities on the same terms as set forth in the Third Party Offer (the “Expression of Interest”). If, following delivery of the Transfer Notice, the ROFO Offerree determines it is not interested in purchasing all of the Transfer Securities, the ROFO Offeree shall, within twenty (20) days thereafter, deliver a written notice of its decision not to purchase the Transfer Securities (the “Rejection Notice”). If the ROFO Offeree elects to proceed with the purchase of the Transfer Securities, such sale transaction shall be consummated within ninety (90) days following delivery of the Expression of Interest. In the event the ROFO Offeree elects not to purchase the Transfer Securities pursuant to the Rejection Notice, the Transferring Holder shall have the right to sell the Transfer Securities to the third party pursuant to the terms of the Third Party Offer. If such sale transaction is not completed with ninety (90) days of the receipt of the Rejection Notice, the Transferring Member shall be obligated to reinitiate the right of first offer procedures set forth in this Section 8.8.

8.8 Buy-Sell Rights. If either the Company or either Member shall request the written consent of the other Member to any of the actions set forth in Sections [1.9.3, 5.3, 5.5, 5.9.1] or any License Agreement from Rich Dad to the Company or from WIN to the Company is terminated for any reason, and one Member (the “Consenting Member”) gives such consent but the other Member (the “Non-Consenting Member”) does not so consent (such situation is hereinafter referred to as a “Deadlock Event”), then the Consenting Member and the NonConsenting Member shall each have the right to initiate the following buy/sell option:

8.8.1 Company Notice; Buy/Sell Notice. Within ten (10) days of the occurrence of a Deadlock Event, the Company shall give written notice (the “Company Notice”) to the Consenting Member and the Non-Consenting Member of the occurrence of such Deadlock Event. Each of the Consenting Member and the Non-Consenting Member shall have an option, continuing for a period of ninety (90) days, beginning with the day following receipt of the Company Notice by both the Consenting and Non-Consenting Members to exercise its buy/sell rights pursuant to this Section 8.8. If the Consenting or Non-Consenting Member desires to exercise its buy/sell rights under this Section 8.8, such Consenting or Non-Consenting Member (the “Notifying Member”) shall send written notice (“Buy/Sell Notice”) to the other Member as the case may be (the “Notified Member”), which shall set forth the interest in the Company held by such Notifying Member (the “Specified Interests”) and the price (the “Selling Price”) at which the Specified Shares may be transferred, which shall be determined pursuant to the same valuation procedures set forth in Section 8.5.3 hereof. The Specified Interests shall include all Interests held by the Notifying Member. In the event both the Consenting Member and the NonConsenting Member attempt to exercise their buy/sell rights under this Section 8.8, the operative Buy/Sell Notice shall be the first notice received by a Notified Member. Notwithstanding anything in this Section 8.8 to the contrary, in the event any license agreement from (i) Rich Dad to the Company is terminated for any reason, then only Rich Dad shall have the right to deliver a Buy/Sell Notice, and (ii) WIN to the Company is terminated for any reason, then only WIN shall have the right to deliver a Buy/Sell Notice.

8.8.2 Notified Member’s Option. The Notified Member shall have an option, continuing for a period of ninety (90) days beginning with the day following receipt of the Buy/Sell Notice to elect: (i) to acquire all, but not less than all, of the Specified Shares at the Selling Price and on the terms set forth in the Buy/Sell Notice, or (ii) to sell all, but not less than all, of the Shares then held by such Notified Member to the Notifying Member at the Selling Price and on the terms set forth in the Buy/Sell Notice. The Notified Member must select one of the two foregoing options within such ninety day period and shall notify the Notifying Member of the option it has selected prior to the expiration of such ninety day period. If the Notified Member fails to notify the Notifying Member of its selection prior to the expiration of such ninety day period, the Notified Member shall be deemed to have elected to sell its Shares to the Notifying Member at the Selling Price.

8.8.3 Transfer of Interest. Upon the determination of which Member is to sell its Interest under this Section 8.8, both Members shall thereupon take all action as may be required or necessary to effectuate the transfer of such Interest to the purchasing Member pursuant to the terms set forth in this Section 8.8 as promptly as practicable, but in no event later than sixty (60) days thereafter.

SECTION 9. DISSOLUTION AND TERMINATION

9.1                         The Company shall dissolve upon the first to occur of any of the following events:

9.1.1             The sale of all or substantially all of the assets of the Company and the collection of the proceeds of such sale;

9.1.2             The unanimous election by the Members to dissolve the Company;

9.1.3             Upon the entry of a decree of dissolution under the Act; or

9.1.4 Upon any other Withdrawal Event, unless the business of the Company is continued by the specific written consent of the remaining Member(s) given within 90 days after such event.

9.2                         Winding Up.

9.2.1 Notice of Winding Up. Following the dissolution of the Company, as provided in Section 9.1 hereof, the Manager, or if there is no Manager, any remaining Member, may execute and file a notice of winding up with the Wyoming Secretary of State.

9.2.2 Effect of Filing. After the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but the Company’s separate existence shall continue until articles of termination have been filed with the Wyoming Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

9.2.3 Liquidation and Distribution of Assets. Upon the dissolution of the Company, the Manager, or, if there is no Manager, the remaining Member(s), or a court appointed trustee if there is no remaining Member, shall take full account of the Company’s liabilities and assets, and such assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof During the period of liquidation, the business and affairs of the Company shall continue to be governed by the provisions of this Agreement, with the management of the Company continuing as provided in Section 5 hereof. The proceeds from liquidation of the Company’s property, to the extent sufficient therefore, shall be applied and distributed in the following order:

9.2.3.1 To the payment and discharge of all of the Company’s debts and liabilities, including those to Members who are creditors (to the extent permitted by law), and to the establishment of any necessary reserves; and

9.2.3.2               To the Members and in accordance with Sections 3.1.2 and 3.1.3 hereof.

9.2.4 Winding Up Period. The Company shall have up to one year from the occurrence of the dissolution event to wind up its affairs, during which the Company shall fulfill all outstanding trainings as of the date of the dissolution event.

9.3 Deficit Capital Accounts. In no event shall a Member’s negative or deficit Capital Account balance be considered a debt or obligation owed to the Company, nor shall any Member with a negative or deficit Capital Account balance have any obligation to restore such Capital Account by means of an Additional Capital Contribution to the Company.

9.4 Articles of Termination. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefore and all of the remaining property and assets of the Company have been distributed to the Members. articles of termination shall be executed and filed by the Manager, or if there is no Manager, by the remaining Members, with the Wyoming Secretary of State.

9.5 Rights of the Members Following Dissolution. Upon dissolution of the Company as described in this Section 9, the Members shall have the following rights with respect to the assets of the Company:

9.5.1.1 WIN shall have the exclusive right to use all proprietary information owned by the Company at the time of dissolution, including, without limitation, all handouts, workbooks, presentation manuals, software programs, or any other literature or material and other collateral (the “Company Materials”) to the extent, and only to the extent, that WIN was the owner of any original works which gave rise to the derivative works comprising the Company Materials, provided, however, that WIN shall remove any and all Rich Dad logos, trademark(s) and branding, as well as any materials comprising Rich Dad materials, or which are derived from Rich Dad materials or which would tend to create a likelihood of confusion with respect to affiliation or sponsorship (the “Rich Dad Proprietary Materials”), between the Company and Rich Dad, from such materials prior to any use and shall provide evidence of the same to Rich Dad. WIN shall have the exclusive right to use any WIN Proprietary Material contributed to the Company.

9.5.1.2 Rich Dad shall have the exclusive right to use all proprietary information owned by the Company at the time of dissolution, including, without limitation, the Company Materials to the extent, and only to the extent, that Rich Dad was the owner of any original works which gave rise to the derivative works comprising the Company Materials, provided, however, that Rich Dad shall remove any and all WIN trademark(s) and branding, as well as any materials comprising WIN materials, or which are derived from WIN materials or which would tend to create a likelihood of confusion with respect to affiliation or sponsorship (the “WIN Proprietary Materials”), between the Company and WIN, from such materials prior to any use and shall provide evidence of the same to WIN. Rich Dad shall have the exclusive right to use any Rich Dad Proprietary Material contributed to the Company.

9.5.1.3 Neither Member shall have any right whatsoever to use any

Company logo or trade name, unless agreed to in writing by the Members, provided, however, that Rich Dad shall have the exclusive right to use the Rich Dad Education name upon the dissolution of the Company, however, not in connection with any products or services as offered by the Company under 9.5.1.1 herein.

9.5.1.4 Any and all licenses of intellectual property entered into between the Company and a Member that provide for the right by the Company to use the Member’s intellectual property described in such license agreement shall automatically terminate upon the occurrence of a dissolution event and shall be of no further force or effect.

9.5.1.5 In the event that the Company develops any new Company Materials (the “Company Developed Proprietary Materials”) that are not derived from Rich Dad Proprietary Materials or from any WIN Materials, each party shall have the non-exclusive right to use the Company Development Materials upon the dissolution of the Company.

SECTION 10. CONVERSION TO CORPORATE FORM  Notwithstanding anything to the contrary set forth in this Agreement, upon the consent of the Members, the Members may, at any time upon not fewer than [twenty (20) days] prior written notice given to each Member (unless such notice period is waived by the Members), cause the Company to convert into a corporation (the “Successor Corporation”), by such means (including, without limitation, filing of appropriate certificates of conversion and incorporation; merger or consolidation or other business combination; transfer of all or a part of the Company’s assets; and/or exchange of interest in the Company for securities of the Successor Corporation) as the Manager may reasonably select. Upon such conversion:

(a)  each Member’s interest in the Company shall be exchanged for, or otherwise converted into, the number of shares of common stock of the Successor Corporation representing, as nearly as reasonably practicable, an equity interest therein equivalent to the “economic interest” in the Company represented by such Member’s interest immediately prior to the conversion (without regard to whether such corporation is subject to federal or state income taxation at the entity level); and

(b)  the certificate of incorporation, bylaws and other organizational documents of such corporation (and/or, to the extent determined by the Members to be customary with respect to the particular provisions of this Agreement in documentation typically used in joint venture transactions, agreements among security holders of such corporation) shall, to the extent reasonably practicable and unless such conversion is being effected in connection with an initial public offering (“IPO) (in which case the Members shall be expressly authorized hereby to make such modifications with respect thereto as the deemed necessary or advisable in connection with the IPO), reflect voting, management, exculpation, indemnification and other arrangements among the stockholders and directors which are comparable to the voting, management, exculpation, indemnification and other arrangements among the Members contained in this Agreement.

SECTION 11.                       MISCELLANEOUS

11.1 Notices. Except for communication and/or consents under Section 5.5 and its subsections, any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person to whom the same is directed, sent by registered or certified mail, return receipt requested, addressed to the Manager or any Member at the address appearing below such Person’s name on Exhibit A, or by facsimile transmission to the “FAX” number set below such Person’s name on Exhibit A, or if to the Company, by notice to the Manager and each Member as herein provided, or to such other address as the parties may from time to time specify by notice in accordance with this Section 11.1. Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, if delivered personally or if sent by facsimile transmission, or, if sent by certified or registered mail, three days following the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, postage and charges prepaid.

11.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

11.3   Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

11.4   Time. Time is of the essence with respect to this Agreement.

11.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

11.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

11.7 Incorporation by Reference. Every exhibit, schedule and other appendix attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

11.8 Additional Documents. Each Member, upon the request of any other Member, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

11.9 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

11.10 Wyoming Law. The laws of the State of Wyoming shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Members.

11.11 Waiver of Action for Partition. Each Member irrevocably waives any right that such Member may have to maintain any action for partition with respect to any of the

Company’s property.

11.12 Counterpart Execution; Facsimile Signatures. This Agreement may be executed in any number of counterparts pursuant to original or facsimile copies of signatures with the same effect as if the Manager and all of the Members had signed the same document pursuant to original signatures. All counterparts shall be construed together and shall constitute one agreement.

11.13 Representations and Warranties. Effective upon the execution of this Agreement, and as of the Effective Date, each Member represents and warrants to the Company, to the Manager and to each other Member that:

11.13.1 It has acquired its interest in the Company for its own account, for investment, and not with a view to or for the resale, distribution, subdivision or fractionalization thereof;

11.13.2 Except as otherwise permitted herein, it has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any person to sell, transfer or pledge all or any portion of its interest in the Company and has no current plans to enter into any such contract, undertaking, understanding, agreement or arrangement;

11.13.3 It has such business and financial experience alone, or together with its professional advisers, that it has the capacity to protect its own interests in connection with its acquisition of an interest in the Company;

11.13.4 It has sufficient financial strength to hold the interest in the Company as an investment and bear the economic risks of that investment (including possible complete loss of such investment) for an indefinite period of time;

11.13.5 It has been afforded an opportunity to ask such questions as it has deemed necessary or desirable in order to evaluate the merits and risks of the investment contemplated herein;

11.13.6 It acknowledges that it has performed its own due diligence with respect to its interest in the Company and is relying on that due diligence in making this investment and that it is not relying on the Manager or any other Member or their respective Affiliates with respect to tax, suitability or other economic considerations;

11.13.7   This Agreement constitutes a legal, valid and binding obligation of the Member enforceable against the Member in accordance with its terms;

11.13.8 To the Member’s knowledge, the execution, delivery and performance of this Agreement by the Member does not and will not violate, conflict with or contravene any judgment, order, decree, writ or injunction, or any law, rule, regulation, contract or agreement to which the Member is subject; and

11.13.9 Rich Dad hereby represents and warrants to WIN that, to the knowledge of Rich Dad, neither the formation of this joint venture nor the participation therein by Rich Dad (after giving due consideration to WIN’s 51% Profits Interest in the Company and status as a publicly traded company) shall give rise to any legal or financial reporting or regulatory requirements on the part of Rich Dad, including, without limitation, filings with the Federal Trade Commission under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, except for such obligations to report Rich Dad’s allocable share of profits and losses under applicable state and federal tax laws.

11.14    Glossary. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 11.14:

“Act” means the Wyoming Limited Liability Company Act, as amended from time to time (or any corresponding provisions of succeeding law).

“Additional Capital Contributions” means the additional Capital Contributions made under Section 2.4 hereof.

“Adjusted Capital Account Deficit” means an amount with respect to any Member equal to the deficit balance in such Member’s Capital Account at the end of the relevant fiscal year, after increasing the balance in such Member’s Capital Account by any amount which such Member is obligated to or deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5). The foregoing definition of Adjusted Capital Account Deficit generally is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person: (a) any Person directly or indirectly controlling, controlled by or under common control with such Person; (b) any Person owning or controlling 10% or more of the outstanding voting interests of such Person; (c) any officer, director, or general partner of such Person; or (d) any Person who is an officer, director, general partner, trustee or holder of 10% or more of the voting interests of any Person described in clauses (a) through (c) of this definition.

“Agreement” means this Limited Liability Company Agreement, as amended from time to time. Words such as “herein,” “hereinafter,” “hereinafter,” “hereto” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.

“Approved Budget” has the meaning given that term in Section 5.3 hereof.

“Approved Expenses” has the meaning given that term in Section 5.3 hereof.

“Approved Business Plan” has the meaning given that term in Section 5.2 hereof.

“Assets” has the meaning given that term in Section 8.5.3 hereof

“Asset Acquisition Fee” has the meaning given such term in Section 5.9.2 hereof.

“Asset Management Fee” has the meaning given such term in Section 5.9.2 hereof

“Book Value” has the meaning given that term in Section 4.1.2 hereof.

“Budget” has the meaning given that term in Section 5.3 hereof.

“Business Plan” has the meaning given that term in Section 5.2 hereof.

“Capital Account” means, with respect to any Member or assignee, the Capital Account maintained for such Person in accordance with the following provisions:

(a) To each Person’s Capital Account there shall be credited such Person’s Capital Contributions, such Person’s distributive share of Profits and any items in the nature of income or gain which are specialty allocated pursuant to Section 4, and the amount of any Company liabilities assumed by such Person or which are secured by any Property distributed to such Person.

(b) To each Person’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Person pursuant to any provision of this Agreement, such Person’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4, and the amount of any liabilities of such Person assumed by the Company or which are secured by any property contributed by such Person to the Company.

(c) In the event all or a portion of an interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(d) In determining the amount of any liability for purposes of (a) and (b) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Manager shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributions or distributed property or which are assumed by the Company, a Member, or assignee), are computed in order to comply with such Regulations, the Manager may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 9 of this Agreement upon the dissolution of the Company. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and assignees and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704- 1 (b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Account Depreciation” shall mean for each calendar year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such fiscal year or other period, except that if the Gross Asset

Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such fiscal year or other period, Capital Account Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such fiscal year or other period bears to such beginning adjusted tax basis.

“Capital Contribution” means, with respect to any Member, the amount of money and the net fair market value of any property (other than money) contributed to the Company by such Member pursuant to any provision of this Agreement.

“Certificate” has the meaning given that term in Section 1.8 hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Company” has the meaning given that term in the introductory paragraph to this Agreement, but shall also include any limited liability company continuing the business of this Company in the event of dissolution as herein provided.

“Company Materials” means all handouts, workbooks, presentations, manuals, software programs, DVDs, CDs, tapes and such other literature, material and collateral used by the Company in the Business.

“Company Minimum Gain” has the meaning set forth in Regulations Section 1.7042(b)(2) and is determined by computing with respect to each nonrecourse liability of the Company, the amount of gain (of whatever character), if any, that would be realized by the Company if it disposed (in a taxable transaction) of the Property subject to such liability in full satisfaction thereof, and by then aggregating the amounts so computed as set forth in Regulations Section 1.704-2(d).

“Confidential” has the meaning given such term in Section 1.9.5 hereof.

“Controlled Affiliate” means as to any Person, any other Person controlled by or under common control with such Person. For the purposes of this definition, the terms “controlled” and “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities or a partnership or membership interest, by contract or otherwise.

“Core Activities” has the meaning given that term in Section 1.4 hereof.

“Effective Date” has the meaning given that term in the introductory paragraph to this Agreement.

“Emergency Situations” has the meaning given such term in Section 5.10 hereof.

“Gross Asset Value” shall mean, with respect to any Company asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of such asset at the time of contribution to the

Company, as determined by the contributing Member and the Company as reflected in this Agreement or another writing agreed to by all the Members;

(b) The Gross Asset Value of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Members in exchange for more than a de minimis Capital Contribution if the Members determine that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if the Members determine that such adjustment i s necessary or appropriate to reflect the relative economic interests of the Members in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (D) upon the grant of an interest in the Company (other than a de minimis interest) in consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a New Member acting in a Member capacity, or in anticipation of being a Member;

(c) If the Gross Asset Value has been determined or adjusted pursuant to Subsections (a) and (b) above, such Gross Asset Value shall be thereafter adjusted by the Capital Account Depreciation taken into account for purposes of computing Profits or Losses; and

(d) if an election under Code Section 754 has been made, the Gross Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of the assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that those adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m) and Section 4.1 hereof; provided, however, that Gross Asset Value shall not be adjusted pursuant to this subsection (d) to the extent that the Manager determines that an adjustment pursuant to subsection (b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

“Indemnitee” has the meaning given that term in Section 5.8 hereof.

“Independent Activity” and “Independent Activities” has the meaning given such terms in Section 1.9 hereof.

“Initial Capital Contribution” has the meaning given that term in Section 2.3 hereof.

“Initial Operating Budpet” has the meaning given that term in Section 5.3 hereof.

“Liquidated Damages” has the meaning given such term in Section 2.3 hereof.

“Loan” has the meaning given such term in Section 1.4. 10 hereof.

“Manager” means the Person identified as the Manager in the introductory paragraph to this Agreement, and any new Manager selected by the Manager pursuant to Section 5.1.2 hereof.

“Member” means any Person identified as a Member in the introductory paragraph to this Agreement. If any Person is admitted as Substituted Member pursuant to the terms of this Agreement, “Member” shall be deemed to refer also to such Person. “Members” refers collectively to all Persons who are designated as a “Member” pursuant to this definition.

“Member Loans” has the meaning given that term in Section 2.7 hereof.

“Member Nonrecourse Debt” has the meaning set forth in Section L704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Net Cash Flow” means the gross cash proceeds from Company operations (including from sales, dispositions or refinancing of Company property), less the portion thereof used to (a) pay any royalties due pursuant to the Rich Dad License Agreement and WIN License Agreement, and (b) pay or establish reserves for Company expenses, debt payments (other than payments to Members in relation to Member Loans under Section 2.7 of this Agreement), capital improvements, replacements and contingencies, all as reasonably determined by the Manager, consistent with any Approved Budget then in effect.

“Non-Discretionary Expenditure” means expenditures which the Company is required to pay by law or pursuant to existing contracts between the Company and any third party in accordance with an Approved Business Plan. For example, such expenditures may include increases in taxes, loan payments, etc.

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Note” has the meaning given that term in Section 8.5.5 hereof.

“Notice of Default” has the meaning given that term in Section 5.1.2 hereof.

“Option Interest” has the meaning given that term in Section 8.5.1 hereof.

“Option Member” has the meaning given that term in Section 8.5.1 hereof.

“Person” means any individual, partnership, limited liability company, corporation, trust or other entity.

“Prime Rate” means the prime rate of interest announced publicly from time to time by Bank of America NT & SA, or its successor.

“Profits Interest” means, with respect to each Member, the percentage identified on Exhibit A as that Member’s “Profits Interest” in the Company, subject to adjustment as provided in Section 2.6 of this Agreement.

“Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Code Section 703(a) (including in such taxable income or loss all items of income, gain, loss or deduction required by Code Section 703(a) to be stated separately) with the following adjustments:

(a) Any income of the Company that is exempt from federal income tax, and not otherwise taken into account in this definition in computing Profits or Losses, shall be added to such taxable income or loss;

(b) Any Company expenditures described in Code Section 705(a)(2)(B), or treated as such pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in this definition in computing Profits or Losses shall be subtracted from such taxable income or loss;

(c) Gain or loss resulting from any disposition of Company property shall be computed by reference to the Gross Asset Value of the Company property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(d) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account the “Capital Account Depreciation” computed in accordance with such definition contained above;

(e) In the event the Gross Asset Value of any Company asset is adjusted as required by subsections (b) or (c) of the definition of Gross Asset Value, the amount of that adjustment shall be taken into account as gain or loss from the disposition of that asset (assuming the asset was disposed of just prior to the adjustment) for purposes of computing Profits or Losses in the Fiscal Year of adjustment; and

 (f) Notwithstanding any other provision of this subsection, any items of income, gain; loss or deduction which are specifically allocated shall not be taken into account in computing Profits or Losses.

“Purchase Percentage” has the meaning given that term in Section 8.5.5 hereof.

“Purchasing Member” has the meaning given that term in Section 8.5.5 hereof.

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Rich Dad License Agreement” means that certain License Agreement dated as of the Effective Date between the Company and Rich Dad relating to the Company’s use of the Rich Dad logo on the Company Materials, a copy of which is attached as Exhibit C to this Agreement.

“Rich Dad Proprietary Materials” has the meaning given that term in Section 9.5.1.2.

“Selling Member” has the meaning given that term in Section 8.5.1 hereof.

“Substituted Member” has the meaning given that term in Section 8.4 hereof.

“Target Account” means, with respect to any Member for any period, a balance (which may be positive or negative) equal to (i) the hypothetical amount that Member would receive upon the liquidation of the Company, assuming that (x) all assets of the Company were sold for an amount equal to their respective Gross Asset Values, (y) all liabilities of the Company allocable to those properties became due and were satisfied in accordance with their terms (limited with respect to each non-recourse liability, to the Gross Asset Value of the asset securing such liability), and (z) all net assets of the Company were distributed pursuant to Section 9.2.3.2 hereof as of the last day of the fiscal year or the applicable period, reduced by (ii) the Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, as determined pursuant to Regulations Section 1.704-2.

“Transfer” has the meaning given that term in Section 8.1 hereof.

“Triggering Event” has the meaning given that term in Section 8.5.1 hereof.

“Unreturned Capital Contribution” means, with respect to each Member, such Member’s total Capital Contributions less distributions previously received by such Member pursuant to Section 3.1.2 of this Agreement.

“Valuation Date” has the meaning given that term in Section 8.5.3 hereof.

“Valuation Notice” has the meaning given that term in Section 8.5.2 hereof.

“WIN License Agreement” means that certain License Agreement dated as of the Effective Date by and among the Company and the WIN Subsidiaries relating to the Company’s use of the WIN Materials, a copy of which is attached hereto as Exhibit D to this Agreement.

“WIN Materials” means the following propriety information of WIN: handouts, workbooks, presentations, manuals, software programs, and other literature and material described on Exhibit E attached hereto.

“WIN Subsidiaries” means the following entities: Whitney Education Group, Inc. Whitney Canada, Inc., EduTrades, Inc., Wealth Intelligence Academy, Inc.

“Withdrawal Event” means those events and circumstances listed in Section                            of the Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

MANAGER/MEMBER:

WHITNEY INFORMATION NETWORK, INC., a Colorado corporation, its Manager

By:	/s/ Ronald Simon
Name:	Ronald Simon
Title:	EUP

1612 E. Cape Coral Parkway
Cape Coral,Florida 33904

Attn: Thomas McElroy
Fax No.: (239) 540-6501

OTHER MEMBER:

RICH GLOBAL, LLC, a(n) Wyoming limited liability company

By:	/s/ Sharon L Lechter
Name:	Sharon L Lechter
Its:	Member

4330 North Civic Center Plaza
Scottsdale, Arizona 85251
Attn:	Sharon Lechter
Fax No: ( ) -

EXHIBIT A

Manager and Members	Profits	Initial Capital
Names and Addresses	Interests	Contribution

Manager/Member:

Whitney Information Network, Inc.	51%	$

Attn:
Fax No.: ( )

Member:

Rich Global, LLC	49%	$

Attn:
Fax No.: (~

EXHIBIT C

Rich Dad License Agreement

(See Attachment)

EXHIBIT C

LICENSE AGREEMENT

This is an Agreement between Rich Global, LLC. a Wyoming limited liability company (Rich Dad) and Rich Dad Education, LLC, a Wyoming limited liability company, (the “Licensee”),

WHEREAS, Rich Dad and Whitney Information Network, Inc., a Colorado corporation (“WIN”), have entered into a Limited Liability Company Agreement of even date herewith pursuant to which Rich Dad has agreed to enter into this License Agreement and WIN has agreed to enter into a license agreement through which Licensee is given the right to use certain intellectual properties relating to marketing models and systems for conducting seminars (the WIN model) and certain trade names, trademarks, and servicemarks (“Wealth Intelligence Academy Marks”);

WHEREAS, Rich Dad has the right to grant licenses with respect to use of certain intellectual properties, including certain valuable trademarks, service marks, names, characters, symbols, designs, likenesses and visual representations thereof.

WHEREAS, Licensee desires to utilize certain of those intellectual properties upon and in connection with certain seminars hereinafter described;

Accordingly, the parties agree as follows:

1. Definitions.

1.1.                            The term “Business” means the sole activities of promoting, marketing, and conducting educational seminars on Permitted Subjects utilizing the “Modified WIN Marketing Model” described in Appendix 1.1.

1.2.                            The term “Permitted Subjects” mean the subjects of real estate, business, the stock market, and such other subjects, if any, identified in Schedule 1.2 as may be amended in writing from time to time by the parties.

1.3.                            The term “Field of Use” means seminars on the Permitted Subjects offered to the general public which are not represented as having Rich Dad Personalities as speakers or participants. The Field of Use does not include “Coaching” or other subscription based programs.

1.4.                            The term “Rich Dad Personalities” means authors or co-authors of a work in the “Rich Dad”, “Rich Dad Advisor”, “Rich Family” or “Rich Woman” series of books and individuals otherwise associated with the Rich Dad brand and affiliated brands.

1.5.                            The term Know-How” means general and specific knowledge, experience and information, not in written or printed form.

1.6.                            The term “Business Data” means documents and other media (whether in human or machine readable form) pertaining to conducting the Business including, but not limited to, plans, specifications, descriptions of procedures, quality and inspection standards, test records and data.

1.7.                            The term “Customer Data” means documents and other media (whether in human or machine readable form) containing information, regarding customer and prospective customers.

1.8.                            The term “Business Information” means Know-How, Business Data, and Customer Data.

1.9.                            The term “Licensed Rich Dad Business Information” means Business Information applicable to the development or conducting the Business communicated to, or embodied in items delivered to, the Licensee by or on behalf of Rich Dad.

1.10.                      The term “Seminars” means seminars presented by Licensee during the term of this License Agreement.

1.11.                      The term “Seminar Materials” means all advertising and promotional materials, handouts, workbooks, presentations, manuals, software programs, and any other literature or material and other collateral items employed, provided, distributed, sold, or otherwise made available in connection with the Seminars.

1.12.                      The term “Confidential Information”, as used in this License Agreement, means any and all Technology, business information and/or data which is not readily ascertainable by proper means and which derives economic value, actual or potential, from not being generally known, and which has been the subject of efforts that are reasonable under the circumstances to maintain its secrecy. All Business Information and/or information relating to the products or operations of a party, which is provided to the other party, or to which the other party otherwise obtains access, pursuant to, or as a result of, this Agreement shall be treated as Confidential Information hereunder; Except such information which the other party can clearly show: (a) at the time of this Agreement is publicly and openly known; (b) after the date of this Agreement becomes publicly and openly known through no fault of the other party; (c) comes into the other party’s possession and lawfully obtained by the other party from a source other than from the party or a source deriving from the party, and not subject to any obligation of confidentiality or restrictions on use; or (d) is approved for release by written authorization of the other party.

1.13.                      The term “Licensed Marks” means the trade name “Rich Dad Education”, the Rich Dad Education Logo (more particularly identified in Schedule 1.13 to this License Agreement), and such other trade names, trademarks, and servicemarks identified in Schedule 1.13 (as may be amended from time to time by written agreement of the parties), as well as any abbreviations, initialisms, and derivations thereof.

1.14.                      The term “Wealth Intelligence Academy Marks” means the trade names, trademarks, and servicemarks identified in Schedule 1.14 to this License

Agreement (as may be amended from time to time by written agreement of the parties), as well as any abbreviations, initialisms, and derivations thereof.

1.15.                      The term “Territory” means the United States of America and Canada.

1.16.                      The term “Accounting Period” shall mean a three (3) month period commencing on January 1, April 1, July 1 and October 1 and ending on March 31, June 30, September 30 and December 31, respectively, during the Term of this License Agreement.

1.17.                      The term “Term” means the period of time from the execution date of this Agreement until the Agreement is terminated as provided in Paragraph 10.2 hereof.

2. Grant of License:

2.1.                            Subject to the terms and conditions of this License Agreement, Rich Dad hereby grants to the Licensee:

a.                                     A right and license to use, subject to Section 6, the Licensed Rich Dad Business Information in, and in connection with, the Business in the Field of Use in the Territory.

b.                                    A right and license to use the Licensed Marks in connection with the Business in the Field of Use in the Territory.

2.2.                            The Licensee shall not:

a.                                     use the Licensed Rich Dad Business Information other than as permitted by this License Agreement;

b.                                    use the Licensed Marks other than as permitted by this License Agreement,

c.                                     during the term of this License Agreement provide seminars or, subject to Section 5, products or services, with which the trade name “Rich Dad Education”, the Rich Dad Education Logo, and such other Licensed Marks as may be agreed to by the parties are not used;

d.                                    during the term of this License Agreement use any trademarks, service marks, or trade names other than Licensed Marks in connection with seminars or, subject to Section 5, products or services; except that certain seminars of the type presently known as Wealth Intelligence Academy (WIA), more fully identified in Schedule 2.2d, may be co-branded with the Wealth Intelligence Academy Marks

e.                                     during the term of this License Agreement provide seminars other than pursuant to this License Agreement; or

f.                                       during the term of this License Agreement, advise on, promote, offer for sale or sell:

i.                                        any investments or opportunities to invest; or

ii.                                     any product or service not approved by Rich Dad before hand in writing pursuant to Section 5.

2.3.                            Rich Dad shall not, during the term of this License Agreement, grant any third party a license to use the Licensed Trademarks within the Field Of Use except that Rich Dad may license third-party use of licensed trademarks within Field Of Use in connection with courses that are taught as part of the curriculum at learning institutions (e.g. K-12, Colleges, Universities). Licensee acknowledges that Rich Dad may itself provide, or separately license others to provide, products and/or services outside of the Field of Use. Rich Dad may provide seminars under the Licensed Marks in which Rich Dad Personalities are speakers or participants, and Rich Dad Personalities may speak or participate in seminars hosted or sponsored by third parties.

2.4.                            The Licensee may not grant sublicenses hereunder or assign this License to any third party without the prior written approval of Rich Dad. Any attempted sublicense or assignment in derogation of this provision shall be null and void.

3. Use of and Rights in the Licensed Rich Dad Business Information

3.1.                            Rich Dad shall provide to Licensee, in such form as reasonably requested by Licensee, Customer Data applicable to the development or conducting the Business (i.e., comprising Licensed Rich Dad Business Information), pursuant to the LLC Agreement within a reasonable time, and shall provide seasonable updates.

3.2.                            Licensee shall submit a marketing plan to Rich Dad for approval specifying the frequency of contact with respect to customers reflected in the Customer Data and such other information as Rich Dad may reasonably request. Licensee shall not contact such customers until such plan is approved by Rich Dad or other than in accordance with such approved plan.

3.3.                            Licensee acknowledges and agrees that this License Agreement grants Licensee no title or right of ownership in or to the Licensed Rich Dad Business Information. The Licensee shall not at any time do or cause to be done any act, omission, or thing contesting or in any way impairing or tending to impair any part of Rich Dad’s right, title and interest in the Licensed Rich Dad Business Information.

3.4.                            In the event the Licensee shall be deemed to have acquired any rights in the Licensed Rich Dad Business Information in the Territory (or anywhere in the world), the Licensee shall assign, and agrees to execute all documents reasonably requested by Rich Dad to assign, all such rights in the Licensed Rich Dad Business Information to Rich Dad or its nominee.

3.5.                            Nothing in this License Agreement shall limit the right of Rich Dad to limit the rights or access of the Rich Dad to its own Business Information, or Licensed Rich Dad Business Information.

4. Use of and Rights in the Licensed Marks, Marking:

4.1.                            The Licensee shall use the Licensed Marks only in accordance with the terms of this Agreement, and shall not use the Licensed Marks, any derivations thereof, or any Mark confusingly similar thereto, except as permitted under this Agreement.

4.2.                            The Licensee shall maintain high standards of quality, style, appearance and service with respect to all seminars provided hereunder, and Seminar Materials. All seminars; and Seminar Materials, shall be in accordance with all applicable laws and regulations, and shall not violate or infringe any right of privacy or publicity, copyright, or trademark or constitute defamatory, obscene, or unlawful matter, or otherwise violate or infringe any personal or proprietary rights of any person, firm, or corporation.

4.3.                            All uses of Licensed Marks are subject to approval of Rich Dad. The Licensed Marks shall be used only in connection with seminars and Seminar Materials that have been approved by Rich Dad pursuant to Section 5.

4.4.                            All Seminar Materials shall prominently display the Rich Dad name, Rich Dad Logo, and such other Licensed Marks as agreed to by the parties, and shall include all proprietary notices (e.g., trademark markings, copyright notice, patent marking) reasonably requested by Rich Dad.

4.5.                            The Licensee acknowledges the validity of the Licensed Marks. The Licensed Marks (and all versions and derivatives thereof) are owned by Rich Dad and shall be and remain the exclusive property of Rich Dad. All rights in and to the Licensed Marks other than those specifically granted to the Licensee herein, are reserved to Rich Dad for its own use and benefit. The Licensee shall not acquire any ownership rights in or to the Licensed Marks and all use of the Licensed Marks by the Licensee shall inure to the benefit of Rich Dad or its nominee.

4.6.                            In the event the Licensee shall be deemed to have acquired any rights in the Licensed Marks within the Territory (or anywhere in the world), the Licensee shall assign, and agrees to execute all documents reasonably requested by Rich Dad to assign, all such rights in the Licensed Marks to Rich Dad or its nominee.

5. Quality Control

5.1.                            All Seminars (including curriculum) and all Seminar Materials shall be subject to approval of Rich Dad. The Licensee shall provide Rich Dad access to samples for quality review upon Rich Dad’s reasonable request.

5.2.                            Approval Process

a.                                     Licensee shall provide Rich Dad a syllabus (in such form as Rich Dad may reasonably request) for each Seminar and samples of all associated Seminar Materials (including any collateral items not bearing the Licensed Marks) prior to offering or conducting the Seminar or distributing or offering for sale or otherwise making available to the public the Seminar Materials.

b.                                    Unless Rich Dad notifies Licensee that the Seminar or Seminar Materials are rejected within thirty (30) days from receipt by Rich Dad of the samples, Licensee may go forward with offering the Seminar and Seminar Materials, subject to paragraph 5.3.

c.                                     After samples have been approved Licensee may not make any material change in the merchandise or materials without Rich Dad’s prior approval.

d.                                    Licensee shall provide Rich Dad, without charge, additional samples of each item of Seminar Materials from time to time as Rich Dad may reasonably request.

e.                                     Paragraph 5.2b notwithstanding, any product, service or other collateral items (whether or not bearing the Licensed Marks) provided, distributed, offered for sale, or otherwise made available in connection with the Seminars shall be separately submitted to Rich Dad, and shall not be provided, distributed, offered for sale, or otherwise made available in connection with the Seminars unless and until Rich Dad approves such product, service or other collateral items in writing.

5.3.                            If Rich Dad determines at any time that there is a deficiency in a Seminar or Seminar Materials, Rich Dad shall notify Licensee of the deficiency, and Licensee shall, as soon as practicable, but in any case within a 30-day period from such notice remedy the deficiency to Rich Dad’s satisfaction.

6. Confidentiality

6.1.                            Each party acknowledges the other’s Confidential Information is unique and valuable and was developed or otherwise acquired by the other at great expense, and that any unauthorized disclosure or use of the other’s Confidential Information would cause the other irreparable injury loss for which damages would be an inadequate remedy. The party agrees to hold such Confidential Information in strictest confidence, to use all efforts reasonable under the circumstances to maintain the secrecy thereof, and not to make use thereof other than in accordance with this License Agreement, and not to release or disclose Confidential Information to any third party without the other’s prior written consent, subject to a court order, or subject to a sublicense consistent with this Agreement and requiring the sublicensee to maintain the Confidential Information in strictest confidence, to use all efforts reasonable under the circumstances to maintain the secrecy thereof, not to make use thereof other than in accordance with the sublicense Agreement, and not to release or disclose Confidential Information to any third party without the other’s prior written consent.

6.2.                            Each party further acknowledges that any violation of this Section 6 shall constitute a material breach of this License Agreement resulting in irreparable injury to the non-breaching party and agree that, in addition to any and all other rights available to the non-breaching party by law or by this Agreement, the non-breaching party shall have the right to have an injunction entered against the party to enjoin any further violations of this Agreement.

7. License Fees and Reporting

7.1.                            In partial consideration of the Licenses granted hereunder, the Licensee shall pay to Rich Dad a royalty in the amount of *** of gross revenue. Royalties with respect to activities within an Accounting Period shall be paid to Rich Dad within 30 days of the end of the Accounting Period except that no royalties or license fees shall be paid to Rich Dad prior to one hundred fifty (150) days following the initial free customer acquisition Seminar. Payments will be made in U.S. Dollars and shall be considered to have been made when received by Rich Dad at its principal place of business.

7.2.                            Gross revenue shall be considered realized when received by Licensee and shall be net of any separately itemized taxes, shipping, rebates, and discounts.

7.3.                            For each Accounting Period, the Licensee shall render to Rich Dad, a written statement, in such form as Rich Dad may request, setting forth the place, date, subject and attendance of seminars provided by Licensee during the Accounting Period, the applicable admission price, and such other information as Rich Dad may reasonably request to verify the royalty payments due hereunder. Such statement shall be provided whether or not a royalty payment for the Accounting Period is to be made. The Licensee shall keep-such written records respecting seminars and attendance thereat put on by the Licensee as Rich Dad may reasonably request so that royalties payable hereunder may be accurately determined, and shall permit such records to be examined by Rich Dad or its authorized representative at any reasonable time during regular business hours to verify the records, reports and payments herein provided.

7.4.                            Licensee shall be responsible for, and shall pay, all sales, value added and similar taxes, if any, which may be imposed on any receipts of the seminars hereunder, as well as any other tax based upon Licensee’s use of the Licensed Rich Dad Business Information, or Licensed Marks in connection with the seminars.

8. Performance Requirements

8.1.                            Licensee shall use all reasonable commercial efforts to exploit and use the Licensed Rich Dad Business Information and Licensed Marks for the benefit of Licensee and Rich Dad.

[***] Confidential terms omitted and provided separately to the Securities and Exchange Commission.

8.2.                            Licensee shall advertise and promote the seminars in a manner consistent with normal business practices using all reasonable commercial efforts to achieve the maximum attendance possible for its seminars.

8.3.                            In the event of any of the following circumstances, Rich Dad at its sole discretion may, by written notice, terminate the licenses under this License Agreement:

a.                                     the Licensee fails to make seminars available for sale in the marketplace within 6 months of the Effective Date;

b.                                    any time after the first anniversary of this Agreement, the number of free customer acquisition Seminars provided fall below 6 in two of three successive Accounting Periods.

9. Warranties and Representations.

9.1.                            Rich Dad warrants and represents that:

a.                                     It has the right to grant the licenses and enter into this Agreement without seeking the approval or consent of any third party and without payments to any third party;

b.                                    There are no existing or threatened claims or proceedings by any entity relating to the Licensed Rich Dad Business Information, or Licensed Marks or challenging Rich Dad’s ownership of the same;

c.                                     None of the Licensed Rich Dad Business Information, or Licensed Marks are subject to any outstanding order, decree, judgment, stipulation, written restriction, undertaking or agreement limiting the scope or use of the Licensed Rich Dad Business Information, or Licensed Marks or declaring any of it abandoned;

d.                                    To the best of Rich Dad’s knowledge, with respect to the Licensed Rich Dad Business Information, or Licensed Marks, Rich Dad has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and Rich Dad has not received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation or violation nor does Rich Dad have any knowledge that any such charge or claim may be forthcoming; and

e.                                     To the best of Rich Dad’s knowledge, any trade secrets comprising part of the Licensed Rich Dad Business Information have been properly maintained as trade secrets.

9.2.                            Licensee warrants and represents that::

a.                                     Licensee has all rights necessary and is fully authorized to enter into and perform under this Agreement;

b.                                      There are no existing or threatened claims or proceedings by any entity against Licensee that would impair Licensee’s ability to perform under this agreement.

10. Term and Termination.

10.1.                      The license hereunder shall commence upon the Effective Date, and shall continue until terminated pursuant to Paragraph 10.2 of this Agreement.

10.2.                      The license hereunder may be terminated

a.                                       By either party in the event of a breach of this License Agreement by another party that is susceptible of cure, immediately, upon the end of a 30-day period after written notice of such breach to the breaching party, if such breach is not cured within the 30-day period.

b.                                      By either party, in the event of a breach of this Agreement by another party that is not susceptible of cure, immediately, upon written notice of such breach to the other party.

c.                                       By either party, immediately, if the other party becomes insolvent, makes an assignment for the benefit of its creditors, or becomes the subject of any bankruptcy or insolvency proceedings, or ceases to do business.

d.                                      By Rich Dad pursuant to Paragraph 8.3.

e.                                       By Rich Dad, immediately, in the event of a breach by Licensee (that is susceptible of cure) which impairs or tends to impair the value of, the goodwill associated with, or any part of Rich Dad’s right, title and interest in, the Licensed Trademarks and/or the Licensed Rich Dad Business Information, if after written notice of such breach to Licensee, such breach is not cured as soon as practicable, but in any case within a 30-day period from such notice.

f.                                         By Rich Dad, immediately, in the event that Licensee attempts to assign, transfer or sublicense any of the rights and licenses’ granted hereunder without Rich Dad’s prior written approval except as permitted under Paragraph 2.4

g.                                      By Licensee, immediately, in the event that Licensee is enjoined from practicing the Licensed Rich Dad Business Information by a court of competent jurisdiction, by reason of the Licensed Rich Dad Business Information per se violating the rights of a third party. This provision, however, shall not apply if the injunction relates to:

i.                                        a product, system, combination, method or process in which the Licensed Rich Dad Business Information is or may be used, where use of the Licensed Rich Dad Business Information standing alone is not enjoined;

ii.                                     a modification or other alteration of the Licensed Rich Dad Business Information by any person or entity other than Rich Dad, where use of the unmodified or unaltered Licensed Rich Dad Business Information provided by Rich Dad is not enjoined;

iii.                                  an aspect or feature of the Licensed Rich Dad Business Information, not specifically proposed by Rich Dad and specifically required by Licensee or implemented by or for Licensee, where the Licensed Rich Dad Business Information, without such aspect or feature is not enjoined; or

iv.                                 one manner of practicing the Licensed Rich Dad Business Information, where the practice of another commercially viable manner of practicing the Licensed Rich Dad Business Information is not enjoined.

10.3.                      Upon termination of the license hereunder, all rights and privileges in and to the Licensed Rich Dad Business Information and Licensed Marks granted to the Licensee herein shall automatically revert to Rich Dad or its nominee, and the Licensee shall immediately cease any use thereof.

10.4.                      Paragraphs 3.4, and 4.6, and Sections 6 (Confidentiality), and 11 (Indemnification) hereof shall survive termination (for any reason) of this License Agreement.

11. Indemnification.

11.1.                      Each party shall defend, indemnify and hold harmless the other party against and from all claims, demands or causes of action, as well as any and all damages, expenses, costs, interest and reasonable legal fees, including such fees incurred on appeal, in any way related to, arising out of or connected with a breach of the indemnifying party’s representations, warranties or agreements, or otherwise with respect to the indemnifying party’s conduct and actions, under and pursuant to this Agreement.

12. Insurance.

12.1.                      Licensee shall obtain and maintain in effect during the term of this Agreement and so long as Licensee uses Licensed Rich Dad Business Information and/or the Licensed Marks, appropriate liability insurance policies in such amounts and against such risks as are obtained and maintained by companies similarly situated, and Licensee shall, at Licensee’s expense, name Rich Dad as an additional insured under such policies. Licensee shall furnish Rich Dad, for Rich Dad’s review and approval, a certificate of insurance evidencing the insurance coverage then in effect, which certificate shall indicate that the policies of insurance shall not be cancelable without at least 30 days prior written notice to Rich Dad.

13. Waiver.

13.1.                      The failure of either party at any time or times to demand strict performance by the other party of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof, and either party may at any time demand strict and complete performance by the other party of said terms, covenants and conditions.

14. Notices.

14.1.                      All notices and other written communications required to be given under this Agreement shall be in writing and shall be delivered to the addressee in person, mailed by registered or certified mail, return receipt requested, or transmitted via tele-facsimile (fax). Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, if delivered personally or if sent by facsimile transmission, or, if sent by certified or registered mail, three days following the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, postage and charges prepaid. The addresses and Fax numbers of the parties (until written notice of change shall have been given) shall be as follows:

To Rich Dad	Rich Global LLC
4330 North Civic Center Plaza,
Scottsdale, Arizona 85251

Fax:

With a copy to:

To Licensee:

With a copy to:

15. Binding Effect.

15.1.                      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16. Governing Law.

16.1.                      This agreement is made under and shall be governed by and construed in accordance with the laws of the United States and the internal laws of the State of Arizona without reference to principles of conflict of laws.

17. Force Majeure.

17.1.                      To the extent any event beyond the control of either party (such as an act of God, action of the elements, man-made or natural disaster, industry or supplier strike or other labor disturbance, or civil or military disturbance) shall prevent such party from performing any of its duties or obligations hereunder by the date provided or to be provided, the time for such performance shall be deemed extended for a period of time equivalent to the duration of such event; provided, however, that the party so prevented from performing must give prompt written notice to the other party of the nature of such event, the date when such event shall have taken place, and the date when the duration of such event shall have terminated; and further provided, however, that if performance shall be so prevented for a period of more than six months, the other party may terminate this Agreement by written notice of such termination, and thereafter neither party hereto shall be under any further liability or obligation to the other hereunder.

18. Dispute Resolution.

18.1.                      It is the Parties’ desire that any disputes that might arise between them be amicably settled, without resort to litigation, and the Parties will attempt to settle any such disputes through consultation and negotiation in good faith and in a spirit of mutual cooperation. All disputes or disagreements arising between the Parties, out of or relating to this Agreement, that cannot be resolved by the involved employees of the Parties, shall be brought before a conciliation committee, consisting of one management executive from each Party. The executives shall be of at least vice presidential level, and with the authority to bind the Parties. The conciliation committee shall, within fifteen (15) days after a written request from either Party, meet in person (or telephonically, if agreeable to both Parties) and attempt to work out a settlement. Such meeting shall be held at the facility of the non-requesting Party, or such other location as mutually agreed upon by the Parties.

18.2.                      Notwithstanding this Section 18, judicial proceedings may be brought without need for prior arbitration:

a.                                       by either Party, for interim relief pending resolution pursuant to this Section 18 of the Agreement; or

b.                                      by Rich Dad for nonpayment by Licensee of undisputed royalties

c.                                       by either Party for injunctive relief pertaining to violation of Section 6, Confidentiality.

19. Enforcement of Intellectual Property Rights

19.1.                      Notice of Infringement. Rich Dad and Licensee shall promptly notify one another in writing of any alleged infringement of the Licensed Marks within the Field Of Use. Within 15 days of the receipt of such notice or such other period as may be agreed to by the parties, Rich Dad and Licensee shall meet and formulate a strategy for resolving the alleged infringement.

19.2.                      Rich Dad and Licensee (to the extent permitted under the law) each shall have the right to institute an action for such an infringement of the Licensed Marks against such third party in accordance with the following:

a.                                       If Rich Dad and Licensee agree to institute suit jointly, the suit shall be brought in both their names; the out-of-pocket costs thereof shall be borne equally by Rich Dad and Licensee or as otherwise agreed by the parties; and recoveries, if any, whether by judgment, award, decree or settlement, shall be divided in order as follows:

i.                                        reimbursement to Rich Dad and Licensee for all costs of the litigation; and

ii.                                     any remaining recovery will be divided between Rich Dad and Licensee with damages attributable to activities outside of the Field of Use (if any) paid to the Rich Dad and the remainder divided equally between the parties. Rich Dad shall choose lead legal counsel, subject to Licensee’s approval, which shall not be unreasonably withheld, and shall exercise control over such action. However, Rich Dad shall not enter into any settlement without Licensee’s approval, which approval shall not be unreasonably withheld, and Licensee may, if it so desires, be represented by counsel of its own selection, the fees for which counsel shall be paid by Licensee at Licensee’s sole expense (and not reimbursable hereunder).

b.                                      In the absence of agreement to institute a suit jointly, Rich Dad may institute suit, and, at its option, join Licensee as a plaintiff or otherwise appropriate participant in such legal process. Rich Dad shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery by way of judgment or settlement, Rich Dad shall choose lead legal counsel and exercise control over such action, provided, however, that Licensee may, if it so desires, be represented by counsel of its own selection, the fees for which counsel shall be paid by Licensee at Licensee’s sole expense (and not reimbursable hereunder).

c.                                       In the absence of agreement to institute a suit jointly and Rich Dad determines not to institute a suit, as provided in paragraph 19.2b above, Licensee shall have the right, but not the obligation, to pursue legal process to redress any alleged infringement. Upon Rich Dad’s written consent, Licensee may bring such legal action in the name of Rich Dad and may make Rich Dad a party plaintiff or otherwise appropriate participant in such legal process. Licensee shall pay Rich Dad’s legal expenses incurred in such legal process, and shall indemnify Rich Dad against any order for costs that may be made against Rich Dad in such proceedings. Should Licensee decide to pursue legal process under this paragraph, Licensee shall have the right to select lead legal counsel, subject to Rich Dad’s approval, which shall not be unreasonably withheld, and shall exercise control over such litigation. However, Licensee shall not enter into any settlement without Rich Dad’s approval, which approval shall not be unreasonably withheld. Any monetary recovery for an infringement in a suit brought by Licensee shall be considered Licensee’s recovery. However, any recovery in excess of expenses shall be considered gross revenue subject to royalty payments pursuant to Section 7 of this Agreement.

d.                                      Should either Rich Dad or Licensee commence a suit under the provisions of this Section and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided, however, that the sharing of expenses and a recovery in such suit shall be as agreed upon between Rich Dad and Licensee.

19.3.                      Rich Dad and Licensee shall cooperate in any legal process concerning alleged infringement of the Licensed Marks. Each party shall, to the fullest extent possible, make available its employees, records, information and the like as relevant to the legal process.

20. Further documents.

20.1.                      The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

21. Entire Agreement.

21.1.                      This Agreement, along with any attachments, exhibits, schedules and documents incorporated by reference herein, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior communications, writings and other documents with regard thereto. No modification, amendment or waiver of any provision hereof shall be binding upon either party hereto unless it is in writing and executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance.

22. Relationship of Parties.

22.1.                      Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture or of any association between the parties. None of the provisions contained in this Agreement nor any acts of the parties hereto shall be deemed to create any relationship between the parties other than the relationship specified in this Agreement.

23. Captions.

23.1.                      The division of this Agreement into and the use of captions for paragraphs is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

24. Severability.

24.1.                      In the event any provision of this Agreement or the application of any provision shall be held by a tribunal of competent jurisdiction to be contrary to law, then, the remaining provisions of this Agreement shall be unimpaired, and the illegal, invalid or unenforceable provision shall be replaced by a provision, which, being legal, valid and enforceable, comes closest to the intent of the parties underlying the illegal, invalid or unenforceable provision. In any event an illegal, invalid or unenforceable provision shall not affect the enforceability or the validity of the remaining terms or portions thereof, and each such unenforceable or invalid provision or portion thereof shall be severable from the remainder of this Agreement.

25. Cost of Enforcement.

25.1.                      If a party commences any arbitration, action at law or in equity, or for declaratory relief, or in appellate proceedings, to secure or protect any rights under, or to enforce any provision of, this License Agreement, then, in addition to any judgment, order, or other relief obtained in such proceedings, the prevailing party shall be entitled to recover from the losing party all reasonable costs, expenses, and attorneys’ fees incurred by the party in connection with such proceedings, including, attorneys’ fees incurred for consultation and other legal services performed prior to the filing of such proceeding.

Licensee		Licensor
Rich Dad Education, LLC		Rich Global, LLC

By:	/s/ Ronald S. Simon	By:	/s/ Sharon L Lechter
Name:	Ronald S. Simon	Name:	Sharon L Lechter
Member

EXHIBIT D

WIN License Agreement

(See Attachment)

EXHIBIT D

LICENSE AGREEMENT

This is an Agreement between Whitney Information Network, Inc., a Colorado corporation (“WIN”) and Rich Dad Education, LLC, a Wyoming limited liability company, (the “Licensee”),

WHEREAS, WIN and Rich Global, LLC. a Wyoming limited liability company (Rich Dad), have entered into a Limited Liability Company Agreement (the “LLC Agreement”) of even date herewith pursuant to which WIN has agreed to enter into this License Agreement and Rich Dad has agreed to enter into a license agreement through which Licensee is given the right to use certain intellectual properties relating to certain Business Information and certain trade names, trademarks, and servicemarks (“Rich Dad Marks”);

WHEREAS, WIN has the right to grant licenses with respect to use of certain intellectual properties relating to marketing models and systems for conducting seminars (the WIN model).

WHEREAS, Licensee desires to utilize certain of those intellectual properties upon and in connection with certain seminars hereinafter described;

Accordingly, the parties agree as follows:

1. Definitions.

1.1.                            The term “Business” means the sole activities of promoting, marketing, and conducting educational seminars on Permitted Subjects utilizing the “Modified WIN Marketing Model” described in Appendix 1.1.

1.2.                            The term “Permitted Subjects” mean the subjects of real estate, business, the stock market, and such other subjects, if any, identified in Schedule 1.2 as may be amended in writing from time to time by the parties.

1.3.                            The term “Field of Use” means seminars on the Permitted Subjects offered to the general public which are not represented as having WIN Personalities as speakers or participants. The Field of Use does not include “Coaching” or other subscription based programs.

1.4.                            The term “WIN Personalities” means Russ Whitney and other individuals otherwise associated with WIN and its affiliated brands.

1.5.                            The term Know-How” means general and specific knowledge, experience and information, not in written or printed form.

1.6.                            The term “Business Data” means documents and other media (whether in human or machine readable form) pertaining to conducting the Business including, but not limited to, plans, specifications, descriptions of procedures, quality and inspection standards, test records and data.

1.7.                            The term “Customer Data” means documents and other media (whether in human or machine readable form) containing information, regarding customer and prospective customers.

1.8.                            The term “Business Information” means Know-How, Business Data, and Customer Data.

1.9.                            The term “Licensed WIN Business Information” means Business Information applicable to the development or conducting the Business communicated to, or embodied in items delivered to, the Licensee by or on behalf of WIN.

1.10.                      The term “Seminars” means seminars presented by Licensee during the term of this License Agreement.

1.11.                      The term “Seminar Materials” means all advertising and promotional materials, handouts, workbooks, presentations, manuals, software programs, and any other literature or material and other collateral items employed, provided, distributed, sold, or otherwise made available in connection with the Seminars.

1.12.                      The term “Confidential Information”, as used in this License Agreement, means any and all Technology, business information and/or data which is not readily ascertainable by proper means and which derives economic value, actual or potential, from not being generally known, and which has been the subject of efforts that are reasonable under the circumstances to maintain its secrecy. All Business Information and/or information relating to the products or operations of a party, which is provided to the other party, or to which the other party otherwise obtains access, pursuant to, or as a result of, this Agreement shall be treated as Confidential Information hereunder; Except such information which the other party can clearly show: (a) at the time of this Agreement is publicly and openly known; (b) after the date of this Agreement becomes publicly and openly known through no fault of the other party; (c) comes into the other party’s possession and lawfully obtained by the other party from a source other than from the party or a source deriving from the party, and not subject to any obligation of confidentiality or restrictions on use; or (d) is approved for release by written authorization of the other party.

1.13.                      The term “Licensed Marks” means the trade names, trademarks, and servicemarks identified in Schedule 1.13 to this License Agreement (as may be amended from time to time by written agreement of the parties), as well as any abbreviations, initialisms, and derivations thereof.

1.14.                      The term “Rich Dad Marks” means the trade name “Rich Dad Education”, the Rich Dad Education Logo, and such other trade names, trademarks, and servicemarks identified in Schedule 1.14, as well as any abbreviations, initialisms, and derivations thereof.

1.15.                      The term “Territory” means the United States of America and Canada.

1.16.                      The term “Accounting Period” shall mean a three (3) month period commencing on January 1, April 1, July 1 and October 1 and ending on March 31, June 30, September 30 and December 31, respectively, during the Term of this License Agreement.

1.17.                      The term “Term” means the period of time from the execution date of this Agreement until the Agreement is terminated as provided in Paragraph 10.2 hereof.

2. Grant of License:

2.1.                            Subject to the terms and conditions of this License Agreement, WIN hereby grants to the Licensee:

a.                                     A right and license to use, subject to Section 5, the Licensed WIN Business Information in, and in connection with, the Business in the Field of Use in the Territory.

b.                                    A right and license to use the Licensed Marks in connection with the Business in the Field of Use in the Territory, but solely in conjunction with use of the Rich Dad Marks pursuant to the license agreement between licensee and Rich Dad.

2.2.                            The Licensee shall not:

a.                                     use the Licensed WIN Business Information or Licensed Marks other than as permitted by this License Agreement;

b.                                    during the term of this License Agreement provide Seminars with which Know-How and Business Data comprising Licensed WIN Business Information are not used;

c.                                     during the term of this License Agreement provide seminars other than pursuant to this License Agreement; or

d.                                    during the term of this License Agreement, advise on, promote, offer for sale or sell:

i.                                          any investments or opportunities to invest; or

ii.                                       any product or service not approved by WIN before hand in writing pursuant to Section 5.

2.3.                            WIN shall not, during the term of this License Agreement, grant any third party a license to use the Licensed Trademarks within the Field Of Use. Licensee acknowledges that WIN may itself provide, or separately license others to provide, products and/or services outside of the Field of Use. WIN may provide seminars under the Licensed Marks in which WIN Personalities are speakers or participants, and WIN Personalities may speak or participate in seminars hosted or sponsored by third parties.

2.4.                            The Licensee may not grant sublicenses hereunder or assign this License to any third party without the prior written approval of WIN. Any attempted sublicense or assignment in derogation of this provision shall be null and void.

3. Use of and Rights in the Licensed WIN Business Information

3.1.                            WIN shall provide to Licensee, in such form as reasonably requested by Licensee, Customer Data applicable to the development or conducting the Business (i.e., comprising Licensed WIN Business Information), pursuant to the LLC Agreement within a reasonable time, and shall provide seasonable updates.

3.2.                            WIN shall provide to Licensee, in such form as reasonably requested by Licensee, access to Know-How and Business Data comprising Licensed WIN Business Information sufficient for the development or conducting the Business.

3.3.                            Licensee shall submit a marketing plan to WIN for approval specifying the frequency of contact with respect to customers reflected in the Customer Data and such other information as WIN may reasonably request. Licensee shall not contact such customers until such plan is approved by WIN or other than in accordance with such approved plan.

3.4.                            All Seminar Materials including or derived from WIN Business Information shall include all proprietary notices (e.g. copyright notice, patent marking) reasonably requested by WIN.

3.5.                            Licensee acknowledges and agrees that this License Agreement grants Licensee no title or right of ownership in or to the Licensed WIN Business Information. The Licensee shall not at any time do or cause to be done any act, omission, or thing contesting or in any way impairing or tending to impair any part of WIN’S right, title and interest in the Licensed WIN Business Information.

3.6.                            In the event the Licensee shall be deemed to have acquired any rights in the Licensed WIN Business Information in the Territory (or anywhere in the world), the Licensee shall assign, and agrees to execute all documents reasonably requested by WIN to assign, all such rights in the Licensed WIN Business Information to WIN or its nominee.

3.7.                            Nothing in this License Agreement shall limit the right of WIN to limit the rights or access of the WIN to its own Business Information, or Licensed WIN Business Information.

4. Use of and Rights in the Licensed Marks, Marking:

4.1.                            The Licensee shall use the Licensed Marks only in accordance with the terms of this Agreement, and shall not use the Licensed Marks, any derivations thereof, or any Mark confusingly similar thereto, except as permitted under this Agreement.

4.2.                            The Licensee shall maintain high standards of quality, style, appearance and service with respect to all seminars provided hereunder, and Seminar Materials. All seminars; and Seminar Materials, shall be in accordance with all applicable laws and regulations, and shall not violate or infringe any right of privacy or publicity, copyright, or trademark or constitute defamatory, obscene, or unlawful matter, or otherwise violate or infringe any personal or proprietary rights of any person, firm, or corporation.

4.3.                            All uses of Licensed Marks are subject to approval of WIN. The Licensed Marks shall be used only in connection with seminars and Seminar Materials that have been approved by WIN pursuant to Section 5.

4.4.                            All Seminar Materials shall include all proprietary notices (e.g., trademark markings, copyright notice, patent marking) reasonably requested by WIN.

4.5.                            The Licensee acknowledges the validity of the Licensed Marks. The Licensed Marks (and all versions and derivatives thereof) are owned by WIN and shall be and remain the exclusive property of WIN. All rights in and to the Licensed Marks other than those specifically granted to the Licensee herein, are reserved to WIN for its own use and benefit. The Licensee shall not acquire any ownership rights in or to the Licensed Marks and all use of the Licensed Marks by the Licensee shall inure to the benefit of WIN or its nominee.

4.6.                            In the event the Licensee shall be deemed to have acquired any rights in the Licensed Marks within the Territory (or anywhere in the world), the Licensee shall assign, and agrees to execute all documents reasonably requested by WIN to assign, all such rights in the Licensed Marks to WIN or its nominee.

5. Quality Control

5.1.                            All Seminars (including curriculum) and all Seminar Materials shall be subject to approval of WIN. The Licensee shall provide WIN access to samples for quality review upon WIN’s reasonable request.

5.2.                            Approval Process

a.                                     Licensee shall provide WIN a syllabus (in such form as WIN may reasonably request) for each Seminar and samples of all associated Seminar Materials (including any collateral items not bearing the Licensed Marks) prior to offering or conducting the Seminar or distributing or offering for sale or otherwise making available to the public the Seminar Materials.

b.                                    Unless WIN notifies Licensee that the Seminar or Seminar Materials are rejected within thirty (30) days from receipt by WIN of the samples, Licensee may go forward with offering the Seminar and Seminar Materials, subject to paragraph 5.3.

c.                                     After samples have been approved Licensee may not make any material change in the merchandise or materials without WIN’s prior approval.

d.                                    Licensee shall provide WIN, without charge, additional samples of each item of Seminar Materials from time to time as WIN may reasonably request.

e.                                     Paragraph 5.2b notwithstanding, any product, service or other collateral items (whether or not bearing the Licensed Marks) provided, distributed, offered for sale, or otherwise made available in connection with the Seminars shall be separately submitted to WIN, and shall not be provided, distributed, offered for sale, or otherwise made available in connection with the Seminars unless and until WIN approves such product, service or other collateral items in writing.

5.3.                            If WIN determines at any time that there is a deficiency in a Seminar or Seminar Materials, WIN shall notify Licensee of the deficiency, and Licensee shall, as soon as practicable, but in any case within a 30-day period from such notice remedy the deficiency to WIN’s satisfaction.

6. Confidentiality

6.1.                            Each party acknowledges the other’s Confidential Information is unique and valuable and was developed or otherwise acquired by the other at great expense, and that any unauthorized disclosure or use of the other’s Confidential Information would cause the other irreparable injury loss for which damages would be an inadequate remedy. The party agrees to hold such Confidential Information in strictest confidence, to use all efforts reasonable under the circumstances to maintain the secrecy thereof, and not to make use thereof other than in accordance with this License Agreement, and not to release or disclose Confidential Information to any third party without the other’s prior written consent, subject to a court order, or subject to a sublicense consistent with this Agreement and requiring the sublicensee to maintain the Confidential Information in strictest confidence, to use all efforts reasonable under the circumstances to maintain the secrecy thereof, not to make use thereof other than in accordance with the sublicense Agreement, and not to release or disclose Confidential Information to any third party without the other’s prior written consent.

6.2.                            Each party further acknowledges that any violation of this Section 6 shall constitute a material breach of this License Agreement resulting in irreparable injury to the non-breaching party and agree that, in addition to any and all other rights available to the non-breaching party by law or by this Agreement, the non-breaching party shall have the right to have an injunction entered against the party to enjoin any further violations of this Agreement.

7. License Fees and Reporting

7.1.                            In partial consideration of the Licenses granted hereunder, the Licensee shall pay to WIN a royalty in the amount of *** of gross revenue. Royalties with respect to activities within an Accounting Period shall be paid to WIN within 30 days of the end of the Accounting Period, except that no royalties or license fees shall be paid to WIN prior to one hundred fifty (150) days following the initial free customer acquisition Seminar. Payments will be made in U.S. Dollars and shall be considered to have been made when received by WIN at its principal place of business.

7.2.                            Gross revenue shall be considered realized when received by Licensee and shall be net of any separately itemized taxes, shipping, rebates, and discounts.

7.3.                            For each Accounting Period, the Licensee shall render to WIN, a written statement, in such form as WIN may request, setting forth the place, date, subject and attendance of seminars provided by Licensee during the Accounting Period, the applicable admission price, and such other information as WIN may reasonably request to verify the royalty payments due hereunder. Such statement shall be provided whether or not a royalty payment for the Accounting Period is to be made. The Licensee shall keep-such written records respecting seminars and attendance thereat put on by the Licensee as WIN may reasonably request so that royalties payable hereunder may be accurately determined, and shall permit such records to be examined by WIN or its authorized representative at any reasonable time during regular business hours to verify the records, reports and payments herein provided.

7.4.                            Licensee shall be responsible for, and shall pay, all sales, value added and similar taxes, if any, which may be imposed on any receipts of the seminars hereunder, as well as any other tax based upon Licensee’s use of the Licensed WIN Business Information, or Licensed Marks in connection with the seminars.

8. Performance Requirements

8.1.                            Licensee shall use all reasonable commercial efforts to exploit and use the Licensed WIN Business Information for the benefit of Licensee and WIN.

8.2.                            Licensee shall advertise and promote the seminars in a manner consistent with normal business practices using all reasonable commercial efforts to achieve the maximum attendance possible for its seminars.

8.3.                            In the event of any of the following circumstances, WIN at its sole discretion may, by written notice, terminate the licenses under this License Agreement:

[***] Confidential terms omitted and provided separately to the Securities and Exchange Commission.

a.                                     the Licensee fails to make seminars available for sale in the marketplace within 6 months of the Effective Date;

b.                                    any time after the first anniversary of this Agreement, the number of free customer acquisition Seminars provided fall below 6 in two of three successive Accounting Periods.

9. Warranties and Representations.

9.1.                            WIN warrants and represents that:

a.                                     It has the right to grant the licenses and enter into this Agreement without seeking the approval or consent of any third party and without payments to any third party;

b.                                    There are no existing or threatened claims or proceedings by any entity relating to the Licensed WIN Business Information, or Licensed Marks or challenging WIN’s ownership of the same;

c.                                     None of the Licensed WIN Business Information, or Licensed Marks are subject to any outstanding order, decree, judgment, stipulation, written restriction, undertaking or agreement limiting the scope or use of the Licensed WIN Business Information, or Licensed Marks or declaring any of it abandoned;

d.                                    To the best of WIN’s knowledge, with respect to the Licensed WIN Business Information, or Licensed Marks, WIN has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and WIN has not received any charge, complaint, claim, or notice alleging any such interference, infringement, misappropriation or violation nor does WIN have any knowledge that any such charge or claim may be forthcoming; and

e.                                     To the best of WIN’s knowledge, any trade secrets comprising part of the Licensed WIN Business Information have been properly maintained as trade secrets.

9.2.                            Licensee warrants and represents that::

a.                                     Licensee has all rights necessary and is fully authorized to enter into and perform under this Agreement;

b.                                    There are no existing or threatened claims or proceedings by any entity against Licensee that would impair Licensee’s ability to perform under this agreement.

10. Term and Termination.

10.1.                      The license hereunder shall commence upon the Effective Date, and shall continue until terminated pursuant to Paragraph 10.2 of this Agreement.

10.2.                      The license hereunder may be terminated

a.                                     By either party in the event of a breach of this License Agreement by another party that is susceptible of cure, immediately, upon the end of a 30-day period after written notice of such breach to the breaching party, if such breach is not cured within the 30-day period.

b.                                    By either party, in the event of a breach of this Agreement by another party that is not susceptible of cure, immediately, upon written notice of such breach to the other party.

c.                                     By either party, immediately, if the other party becomes insolvent, makes an assignment for the benefit of its creditors, or becomes the subject of any bankruptcy or insolvency proceedings, or ceases to do business.

d.                                    By WIN pursuant to Paragraph 8.3.

e.                                     By WIN, immediately, in the event of a breach by Licensee (that is susceptible of cure) which impairs or tends to impair the value of, the goodwill associated with, or any part of WIN’s right, title and interest in, the Licensed Trademarks and/or the Licensed WIN Business Information, if after written notice of such breach to Licensee, such breach is not cured as soon as practicable, but in any case within a 30-day period from such notice.

f.                                       By WIN, immediately, in the event that Licensee attempts to assign, transfer or sublicense any of the rights and licenses’ granted hereunder without WIN’s prior written approval except as permitted under Paragraph 2.3

g.                                    By Licensee, immediately, in the event that Licensee is enjoined from practicing the Licensed WIN Business Information by a court of competent jurisdiction, by reason of the Licensed WIN Business Information per se violating the rights of a third party. This provision, however, shall not apply if the injunction relates to:

i.                                        a product, system, combination, method or process in which the Licensed WIN Business Information is or may be used, where use of the Licensed WIN Business Information standing alone is not enjoined;

ii.                                     a modification or other alteration of the Licensed WIN Business Information by any person or entity other than WIN, where use of the unmodified or unaltered Licensed WIN Business Information provided by WIN is not enjoined;

iii.                                  an aspect or feature of the Licensed WIN Business Information, not specifically proposed by WIN and specifically required by Licensee or implemented by or for Licensee, where the Licensed WIN Business Information, without such aspect or feature is not enjoined; or

iv.                                 one manner of practicing the Licensed WIN Business Information, where the practice of another commercially viable manner of practicing the Licensed WIN Business Information is not enjoined.

10.3.                      Upon termination of the license hereunder, all rights and privileges in and to the Licensed WIN Business Information and Licensed Marks granted to the Licensee herein shall automatically revert to WIN or its nominee, and the Licensee shall immediately cease any use thereof.

10.4.                      Paragraphs 3.6, and Sections 6 (Confidentiality), and 11 (Indemnification) hereof shall survive termination (for any reason) of this License Agreement.

11. Indemnification.

11.1.                      Each party shall defend, indemnify and hold harmless the other party against and from all claims, demands or causes of action, as well as any and all damages, expenses, costs, interest and reasonable legal fees, including those incurred on appeal, in any way related to, arising out of or connected with a breach of the indemnifying party’s representations, warranties or agreements, or otherwise with respect to the indemnifying party’s conduct and actions, under and pursuant to this Agreement.

12. Insurance.

12.1.                      Licensee shall obtain and maintain in effect during the term of this Agreement and so long as Licensee uses Licensed WIN Business Information and/or the Licensed Marks, appropriate liability insurance policies in such amounts and against such risks as are obtained and maintained by companies similarly situated, and Licensee shall, at Licensee’s expense, name WIN as an additional insured under such policies. Licensee shall furnish WIN, for WIN’s review and approval, a certificate of insurance evidencing the insurance coverage then in effect, which certificate shall indicate that the policies of insurance shall not be cancelable without at least 30 days prior written notice to WIN.

13. Waiver.

13.1.                      The failure of either party at any time or times to demand strict performance by the other party of any of the terms, covenants or conditions set forth herein shall not be construed as a continuing waiver or relinquishment thereof, and either party may at any time demand strict and complete performance by the other party of said terms, covenants and conditions.

14. Notices.

14.1.                      All notices and other written communications required to be given under this Agreement shall be in writing and shall be delivered to the addressee in person, mailed by registered or certified mail, return receipt requested, or transmitted via tele-facsimile (fax). Any such notice shall be deemed to be delivered, given and received for all purposes as of the date so delivered, if delivered personally or if sent by facsimile transmission, or, if sent by certified or registered mail, three days following the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, postage and charges prepaid. The addresses and Fax numbers of the parties (until written notice of change shall have been given) shall be as follows:

To WIN

Fax:

With a copy to:

To Licensee:

With a copy to:

15. Binding Effect.

15.1.                      This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

16. Governing Law.

16.1.                      This agreement is made under and shall be governed by and construed in accordance with the laws of the United States and the internal laws of the State of Arizona without reference to principles of conflict of laws.

17. Force Majeure.

17.1.                      To the extent any event beyond the control of either party (such as an act of God, action of the elements, man-made or natural disaster, industry or supplier strike or other labor disturbance, or civil or military disturbance) shall prevent such party from performing any of its duties or obligations hereunder by the date provided or to be provided, the time for such performance shall be deemed extended for a period of time equivalent to the duration of such event; provided, however, that the party so prevented from performing must give prompt written notice to the other party of the nature of such event, the date when such event shall have taken place, and the date when the duration of such event shall have terminated; and further provided, however, that if performance shall be so prevented for a period of more than six months, the other party may terminate this Agreement by written notice of such termination, and thereafter neither party hereto shall be under any further liability or obligation to the other hereunder.

18. Dispute Resolution.

18.1.                      It is the Parties’ desire that any disputes that might arise between them be amicably settled, without resort to litigation, and the Parties will attempt to settle any such disputes through consultation and negotiation in good faith and in a spirit of mutual cooperation, All disputes or disagreements arising between the Parties, out of or relating to this Agreement, that cannot be resolved by the involved employees of the Parties, shall be brought before a conciliation committee, consisting of one management executive from each Party. The executives shall be of at least vice presidential level, and with the authority to bind the Parties. The conciliation committee shall, within fifteen (15) days after a written request from either Party, meet in person (or telephonically, if agreeable to both Parties) and attempt to work out a settlement. Such meeting shall be held at the facility of the non-requesting Party, or such other location as mutually agreed upon by the Parties.

18.2.                      Notwithstanding this Section 18, judicial proceedings may be brought without need for prior arbitration:

a.                                     by either Party, for interim relief pending resolution pursuant to this Section 18 of the Agreement;

b.                                    by WIN for nonpayment by Licensee of undisputed royalties; or

c.                                     by either Party for injunctive relief pertaining to violation of Section 6, Confidentiality.

19. Enforcement of Intellectual Property Rights

19.1.                      Notice of Infringement. WIN and Licensee shall promptly notify one another in writing of any alleged infringement of the Licensed Marks within the Field Of Use. Within 15 days of the receipt of such notice or such other period as may be agreed to by the parties, WIN and Licensee shall meet and formulate a strategy for resolving the alleged infringement.

19.2.                      WIN and Licensee (to the extent permitted under the law) each shall have the right to institute an action for such an infringement of the Licensed Marks against such third party in accordance with the following:

a.                                     If WIN and Licensee agree to institute suit jointly, the suit shall be brought in both their names; the out-of-pocket costs thereof shall be borne equally by WIN and Licensee or as otherwise agreed by the parties; and recoveries, if any, whether by judgment, award, decree or settlement, shall be divided in order as follows:

i.                                        reimbursement to WIN and Licensee for all costs of the litigation; and

ii.                                     any remaining recovery will be divided between WIN and Licensee with damages attributable to activities outside of the Field of Use (if any) paid to the WIN and the remainder divided equally between the parties. WIN shall choose lead legal counsel, subject to Licensee’s approval, which shall not be unreasonably withheld, and shall exercise control over such action. However, WIN shall not enter into any settlement without Licensee’s approval, which approval shall not be unreasonably withheld, and Licensee may, if it so desires, be represented by counsel of its own selection, the fees for which counsel shall be paid by Licensee at Licensee’s sole expense (and not reimbursable hereunder).

b.                                    In the absence of agreement to institute a suit jointly, WIN may institute suit, and, at its option, join Licensee as a plaintiff or otherwise appropriate participant in such legal process. WIN shall bear the entire cost of such litigation and shall be entitled to retain the entire amount of any recovery by way of judgment or settlement. WIN shall choose lead legal counsel and exercise control over such action, provided, however, that Licensee may, if it so desires, be represented by counsel of its own selection, the fees for which counsel shall be paid by Licensee at Licensee’s sole expense (and not reimbursable hereunder).

c.                                     In the absence of agreement to institute a suit jointly and WIN determines not to institute a suit, as provided in paragraph 19.2b above, Licensee shall have the right, but not the obligation, to pursue legal process to redress any alleged infringement. Upon WIN’s written consent, Licensee may bring such legal action in the name of WIN and may make WIN a party plaintiff or otherwise appropriate participant in such legal process. Licensee shall pay WIN’s legal expenses incurred in such legal process, and shall indemnify WIN against any order for costs that may be made against WIN in such proceedings. Should Licensee decide to pursue legal process under this paragraph, Licensee shall have the right to select lead legal counsel, subject to WIN’s approval, which shall not be unreasonably withheld, and shall exercise control over such litigation. However, Licensee shall not enter into any settlement without WIN’s approval, which approval shall not be unreasonably withheld. Any monetary recovery for an infringement in a suit brought by Licensee shall be considered Licensee’s recovery. However, any recovery in excess of expenses shall be considered gross revenue subject to royalty payments pursuant to Section 7 of this Agreement.

d.                                    Should either WIN or Licensee commence a suit under the provisions of this Section and thereafter elect to abandon the same, it shall give timely notice to the other party who may, if it so desires, continue prosecution of such suit, provided, however, that the sharing of expenses and a recovery in such suit shall be as agreed upon between WIN and Licensee.

19.3.                      WIN and Licensee shall cooperate in any legal process concerning alleged infringement of the Licensed Marks. Each party shall, to the fullest extent possible, make available its employees, records, information and the like as relevant to the legal process.

20. Further documents.

20.1.                      The parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

21. Entire Agreement.

21.1.                      This Agreement, along with any attachments, exhibits, schedules and documents incorporated by reference herein, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior communications, writings and other documents with regard thereto. No modification, amendment or waiver of any provision hereof shall be binding upon either party hereto unless it is in writing and executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance.

22. Relationship of Parties.

22.1.                      Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third person to create the relationship of principal and agent or of partnership or of joint venture or of any association between the parties. None of the provisions contained in this Agreement nor any acts of the parties hereto shall be deemed to create any relationship between the parties other than the relationship specified in this Agreement.

23. Captions.

23.1.                      The division of this Agreement into and the use of captions for paragraphs is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

24. Severability.

24.1.                      In the event any provision of this Agreement or the application of any provision shall be held by a tribunal of competent jurisdiction to be contrary to law, then, the remaining provisions of this Agreement shall be unimpaired, and the illegal, invalid or unenforceable provision shall be replaced by a provision, which, being legal, valid and enforceable, comes closest to the intent of the parties underlying the illegal, invalid or unenforceable provision. In any event an illegal, invalid or unenforceable provision shall not affect the enforceability or the validity of the remaining terms or portions thereof, and each such unenforceable or invalid provision or portion thereof shall be severable from the remainder of this Agreement.

25. Cost of Enforcement.

25.1.                      If a party commences any arbitration, action at law or in equity, or for declaratory relief, or in appellate proceedings, to secure or protect any rights under, or to enforce any provision of, this License Agreement, then, in addition to any judgment, order, or other relief obtained in such proceedings, the prevailing party shall be entitled to recover from the losing party all reasonable costs, expenses, and attorneys’ fees incurred by the party in connection with such proceedings, including, attorneys’ fees incurred for consultation and other legal services performed prior to the filing of such proceeding.

Licensee		Licensor
Rich Dad Education, LLC		Whitney Information Network, Inc.

By:	/s/ Sharon L Lechter	By:	/s/ [ILLEGIBLE]
Name:	Sharon L Lechter Member	Name: